UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Iconix Brand Group, Inc.

(Name of Registrant as Specified in Its Charter)

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ICONIX BRAND GROUP, INC.

1450 Broadway

New York, New York 10018

June 29, 2009

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Thursday, August 13, 2009, at 10:00 A.M. local time, at the offices of Iconix Brand Group, Inc., 1450 Broadway, New York, New York 10018.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote. We hope to see you at the meeting.

Cordially,

Neil Cole

Chairman of the Board,

President and

Chief Executive Officer

ICONIX BRAND GROUP, INC.

1450 Broadway

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 13, 2009

To the Stockholders of ICONIX BRAND GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) will be held on Thursday, August 13, 2009, at 10:00 A.M. local time, at the Company’s offices at 1450 Broadway, New York, New York 10018, for the following purposes:

1.	To elect seven directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To consider and vote upon a proposal to approve the Company’s 2009 Equity Incentive Plan;

3.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on June 17, 2009 are entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF ICONIX BRAND GROUP INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF ICONIX BRAND GROUP INC. STOCK TO GAIN ADMISSION TO THE MEETING.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Whether or not you attend the meeting, it is important that your shares be represented and voted.

By Order of the Board of Directors,

Neil Cole

Chairman of the Board, President

and Chief Executive Officer

June 29, 2009

PROXY STATEMENT

ICONIX BRAND GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 13, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICONIX BRAND GROUP, INC. (the “Company”, “Iconix”, “we”, “us” or “our”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 13, 2009 at 10:00 AM local time, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2008 available to our stockholders electronically via the Internet instead of mailing a printed copy of these materials to each such stockholder. On or about July 2, 2009, we will mail to our stockholders a notice containing instructions on how to access this proxy statement and our annual report to stockholders and vote online (the “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report to stockholders. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Proxies duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy or by voting again at a later date on the internet or by telephone, by written notification of such revocation to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person. Only the latest ballot or Internet or telephone proxy submitted by a stockholder prior to the Annual Meeting will be counted.

The address and telephone number of the principal executive offices of the Company are:

1450 Broadway

New York, New York 10018

Telephone No.: (212) 730-0030

IF YOUR SHARES ARE HELD IN STREET NAME THROUGH A BROKER, BANK, OR OTHER NOMINEE, YOU NEED TO CONTACT THE RECORD HOLDER OF YOUR SHARES REGARDING HOW TO REVOKE YOUR PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on June 17, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 71,299,210 shares of the Company’s common stock, $.001 par value per share (the “common stock”), the Company’s only class of voting securities. Each share of common stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES

The directors will be elected by the affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting, provided a quorum is present. Therefore, the seven nominees receiving the greatest number of votes cast at the meeting will be elected as directors of the Company. All other matters to be voted upon at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, provided a quorum is present. A quorum is present if at least a majority of the shares of common stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Votes will be counted and certified by one or more Inspectors of Election who are expected to be one or more employees of the Company’s transfer agent. In accordance with Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. Proxies may be revoked as noted above.

PROPOSAL I

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders, which is expected to be held in 2010, or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. Each of the persons named below is presently a member of the Company’s Board of Directors and has indicated to the Board that he will be available to serve.

Name	Age	Position with the Company
Neil Cole	52	Chairman of the Board, President and Chief Executive Officer
Barry Emanuel	67	Director
Steven Mendelow	66	Director
Drew Cohen	40	Director
F. Peter Cuneo	65	Director
Mark Friedman	45	Director
James A. Marcum	49	Director

Neil Cole has served as Chairman of our Board of Directors and as our Chief Executive Officer and President since our public offering in February 1993. In addition, from February through April 1992, Mr. Cole served as our Acting President and as a member of our Board of Directors. Mr. Cole also served as Chairman of the Board, President, Treasurer and a Director of New Retail Concepts, Inc., the company from which we acquired the Candie’s® trademark in 1993, from its inception in April 1986 until it was merged with and into us in August 1998. In 2001, Mr. Cole founded The Candie’s Foundation for the purpose of educating teenagers as to the risks and consequences of teen pregnancy. Mr. Cole received a Bachelor of Science degree in political science from the University of Florida in 1978 and his Juris Doctor degree from Hofstra Law School in 1982.

Barry Emanuel has served on our Board of Directors since May 1993. For more than the past five years, Mr. Emanuel has served as president of Copen Associates, Inc., a textile manufacturer located in New York, New York. Mr. Emanuel was a director of New Retail Concepts, Inc. from 1992 until its merger with our company in 1998. He received his Bachelor of Science degree from the University of Rhode Island in 1962.

Steven Mendelow has served on our Board of Directors since December 1999. He has been a principal with the accounting firm of Konigsberg Wolf & Co. and its predecessor, which is located in New York, New York, since 1972. Mr. Mendelow was a director of New Retail Concepts, Inc. from 1992 until its merger with us in 1998. He also serves as a director of several privately-held companies. He is a trustee of The Washington Institute for Near East Studies and is actively involved with, and currently serves as the treasurer of, the Starlight Starbright Children’s Foundation and the Foundation for Fighting Blindness. He received a Bachelor of Science degree in business administration from Bucknell University in 1964 where he was elected to Delta Mu Delta, the national Business Administration Honor Society.

Drew Cohen has served on our Board of Directors since April 2004. He is the President of Music Theatre International, which represents the dramatic performing rights of classic properties, such as “West Side Story” and “Fiddler on the Roof,” and licenses over 50,000 performances a year around the world. Before joining Music Theatre International in September 2002, Mr. Cohen was, from July 2001, the Director of Investments for Big Wave NV, an investment management company, and, prior to that,

General Manager for GlassNote Records, an independent record company. Mr. Cohen received a Bachelor of Science degree from Tufts University in 1990, his Juris Doctor degree from Fordham Law School in 1993, and a Masters degree in business administration from Harvard Business School in 2001.

F. Peter Cuneo has served on our Board of Directors since October 2006. He has served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc., a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, since June 2003, and prior thereto, he served as the President and Chief Executive Officer of Marvel Entertainment from July 1999 to December 2002. Mr. Cuneo has also served as the Chairman of Cuneo & Co., L.L.C., a private investment firm, since July 1997 and previously served on the Board of Directors of WaterPik Technologies, Inc., a New York Stock Exchange company engaged in designing, manufacturing and marketing health care products, swimming pool products and water-heating systems, prior to its sale in 2006. Mr. Cuneo currently serves as the Vice Chairman of the Alfred University Board of Trustees, and he received a Bachelor of Science degree from Alfred University in 1967 and a Masters degree in business administration from Harvard Business School in 1973.

Mark Friedman has served on our Board of Directors since October 2006. He has been the Managing Partner of Trilea Partners LLC, an investment and consulting firm, since May 2006. Previously, he was with Merrill Lynch since 1996, serving in various capacities including, most recently, as group head of its U.S. equity research retail team where he specialized in analyzing and evaluating specialty retailers in the apparel, accessory and home goods segments. Prior thereto, he specialized in similar services for Lehman Brothers Inc. and Goldman, Sachs & Co. Mr. Friedman has been ranked on the Institutional Investor All-American Research Team as one of the top-rated sector analysts and received a Bachelor of Business Administration degree from the University of Michigan in 1986 and a Masters degree in business administration from The Wharton School, University of Pennsylvania in 1990.

James A. Marcum has served on our Board of Directors since October 2007. Effective June 2008, Mr. Marcum joined the board of directors of Circuit City Stores, Inc. and became vice chairman of this board in August 2008. Since September 2008, Mr. Marcum has served as acting president and chief executive officer of Circuit City Stores, Inc., which filed for bankruptcy in November 2008. He is an operating partner and has served as an operating executive of Tri-Artisan Capital Partners, LLC, a merchant banking firm, from January 2004 until August 2008. From January 2005 to January 2006, he served in various capacities, including chief executive officer and director, of Ultimate Electronics, Inc., a consumer electronics retailer. Prior thereto, Mr. Marcum has served in various senior executive capacities for a variety of nationwide specialty retailers. He received a Bachelor’s degree from Southern Connecticut State University in accounting and economics in 1980.

Board Independence

Our Board of Directors has determined that Messrs. Cohen, Cuneo, Emanuel, Friedman, Marcum and Mendelow are each an “independent director” under the Marketplace Rules of The NASDAQ Stock Market LLC (“NASDAQ”).

Board Attendance at Stockholder Meetings

Members of the Board are encouraged to attend Annual Meetings of Stockholders. All seven of our then Board members attended last year’s Annual Meeting of Stockholders.

Communications with the Board of Directors

Our Board of Directors, through its nominating/governance committee, has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of Iconix Brand Group, Inc. c/o Corporate Secretary, 1450 Broadway, New York, NY 10018. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board of Directors.

Consideration of Director Nominees by the Board

Stockholders of the Company wishing to recommend director candidates to the nominating/governance committee for election to our Board of Directors at the Annual Meeting of Stockholders to be held in 2009 must submit their recommendations in writing to the nominating/governance committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

The nominating/governance committee will consider nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the nominating/governance committee to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residence addresses. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive. The recommendations must also state the name and record address of the stockholder who is submitting the recommendation and the class and number of shares of the Company’s common stock beneficially owned by the stockholder. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASDAQ Marketplace Rule 5605(a)(2), or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below in “Deadline and Procedures for Submitting Director Nominations” will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the nominating/governance committee. The nominating/governance committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

Deadline and Procedures for Submitting Director Nominations

A stockholder wishing to nominate a candidate for election to our Board of Directors at the Annual Meeting of Stockholders to be held in 2010 is required to give written notice containing the required information specified above addressed to the nominating/governance committee, c/o Secretary of the Company, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by our corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case the notice and other required information must be received not later than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made.

Corporate Governance Policies

We have adopted a written code of business conduct that applies to our officers, directors and employees, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC. In addition, we have established an ethics web site at www.ethicspoint.com. To assist individuals in upholding the code of conduct and to facilitate reporting, we have established an on-line anonymous and confidential reporting mechanism that is hosted at www.ethicspoint.com, and an anonymous and confidential telephone hotline at 800-963-5864. Copies of our code of business conduct are available, without charge, upon written request directed to our corporate Secretary at Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

Committees of the Board of Directors

Our bylaws authorize the Board of Directors to appoint one or more committees, each consisting of one or more directors. Our Board of Directors currently has three standing committees: an audit committee, nominating/governance committee and a compensation committee, each of which has adopted written charters and which are currently available on our website. We are not incorporating any of the information on our web site into this proxy statement. Each member of the audit committee, nominating/corporate governance committee and compensation committee is, and is required to be, an “independent director” under the Marketplace Rules of NASDAQ.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, replacing, overseeing and compensating the work of a firm to serve as the registered independent public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	considering the adequacy of our internal accounting controls and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent registered public accounting firm.

The members of our audit committee are Messrs. Mendelow, Cuneo, Cohen and Marcum, and Mr. Mendelow currently serves as its chairperson. In addition to being an “independent director” under the Marketplace Rules of NASDAQ, each member of the audit committee is an independent director under applicable SEC rules under the Securities Exchange Act of 1934. Our Board of Directors has also determined that Mr. Mendelow is the “audit committee financial expert,” as that term is defined under applicable SEC rules and NASDAQ Marketplace Rules, serving on the audit committee.

Nominating/governance committee

Our nominating/governance committee’s responsibilities include:

•	identifying, evaluating and recommending nominees to serve on the Board and committees of the Board;

•	conducting searches for appropriate directors and evaluating the performance of the Board and of individual directors; and

•

reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board concerning corporate governance matters.

The members of our nominating/governance committee are Messrs. Cohen, Emanuel, Friedman and Marcum, and Mr. Cohen currently serves as its chairperson.

Compensation Committee

Our compensation committee’s responsibilities include:

•	setting the compensation and negotiating the employment arrangements for the chief executive officer;

•	reviewing and recommending approval of the compensation of our other executive officers;

•	administering our stock option and stock incentive plans;

•	reviewing and making recommendations to the Board with respect to our overall compensation objectives, policies and practices, including with respect to incentive compensation and equity plans; and

•	evaluating the chief executive officer’s performance in light of corporate objectives.

The members of our compensation committee are Messrs. Mendelow, Cuneo, Emanuel and Friedman, and Mr. Friedman currently serves as its chairperson.

From time to time, management provides to the compensation committee proposals concerning total compensation for officers. The committee considers recommendations from our president and chief executive officer regarding total compensation for such officers. The committee also approves grants of equity awards to employees.

Under its charter, the compensation committee may form and delegate authority to subcommittees or individuals, including, but not limited to, a subcommittee composed of one or more members of the Board or an executive to grant and administer stock, option and other equity awards under the Company’s equity incentive plans.

Meetings of the Board of Directors and its Committees during the Year Ended December 31, 2008

The Board of Directors held eight meetings (including eight executive sessions of the independent Board members) during the fiscal year ended December 31, 2008, and it also took action by unanimous written consent in lieu of meetings. In addition, during fiscal 2008, the audit committee held four meetings, the nominating/governance committee held two meetings and the compensation committee held six meetings. During the fiscal year ended December 31, 2008, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings of all committees of the Board on which they served.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% owners are required by certain SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by it, we believe that during fiscal 2008, there was compliance with the filing requirements applicable to its officers, directors and 10% common stockholders, except for a Form 4 to report one transaction by Mr. Tarshis that was not timely filed.

Director Compensation

The compensation committee has determined that for each full year of service as a director of our company, each non-employee member of the Board would receive a cash payment of $40,000, payable 50% on or about each January 1 and 50% on or about each July 1, and 4,000 restricted shares of common stock vesting 100% on July 1 of each year. In addition, the compensation committee determined that the audit committee chair would receive an annual stipend of $15,000, and the chairs of the compensation committee and nominating and governance committee would receive an annual stipend of $10,000, each payable each July 1.

The following table sets forth compensation information for 2008 for each member of our Board of Directors who is not also an executive officer. An executive officer who serves on our Board does not receive additional compensation for serving on the Board. See Summary Compensation Table and Grants of Plan-Based Awards Table for disclosures related to our chairman of the board, president and chief executive officer, Neil Cole.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Barry Emanuel	40,000	76,160	—	—	—	—	116,160
Steven Mendelow	55,000	76,160	—	—	—	—	131,160
Drew Cohen	50,000	76,160	—	—	—	—	126,160
F. Peter Cuneo	40,000	76,160	—	—	—	—	116,160
Mark Friedman	50,000	76,160	—	—	—	—	126,160
James A. Marcum	40,000	76,160	—	—	—	—	116,160

(1)	Represents the dollar amount recognized by us for financial statement purposes for fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”).
(2)	At December 31, 2008 Mr. Marcum had 10,544 shares of restricted stock that had not vested. In addition, at December 31, 2008 our non-employee directors owned the following unexercised options - Drew Cohen 50,000; Barry Emanuel - 241,173; and Steven Mendelow - 200,250.

EXECUTIVE OFFICERS

All officers serve at the discretion of our Board of Directors. The Board elects our officers on an annual basis and our officers serve until their successors are duly elected and qualified.

In addition to Mr. Cole, our other executive officers their positions with us and certain other information with respect to these officers, as of the Record Date, are set forth below:

Name	Age	Position
Warren Clamen	44	Executive Vice President and Chief Financial Officer
Andrew Tarshis	43	Executive Vice President and General Counsel

Warren Clamen has served as our Executive Vice President and Chief Financial Officer since November 11, 2008. Prior to that, Mr. Clamen served as our Chief Financial Officer since joining our company in March 2005. From June 2000 until March 2005, Mr. Clamen served as Vice President of Finance for Columbia House, one of the world’s largest licensees of content for music and film, and from December 1998 to June 2000, he was Vice President of finance of Marvel Entertainment, Inc., a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys. Prior to that time, Mr. Clamen served as the director, international management for Biochem Pharma Inc., a biopharmaceutical company located in Montreal, Canada, and as a senior manager at Richter, Usher and Vineberg, an accounting firm also located in Montreal, Canada. Mr. Clamen is a certified public accountant and a chartered accountant. He received a Bachelor of Commerce degree in 1986 and a Graduate Diploma in public accounting in 1988, each from McGill University in Montreal.

Andrew Tarshis has served as our Executive Vice President and General Counsel since November 11, 2008. Prior to that, Mr. Tarshis served as our Senior Vice President and General Counsel since September 2006. From July 2005, when he joined our company in connection with our acquisition of the Joe Boxer brand, until September 2006, he served as our senior vice president, business affairs and associate counsel. Prior to joining our company, from May 2001 to July 2005, Mr. Tarshis served as Senior Vice President and General Counsel to Windsong Allegiance Group, LLC and, from December 1998 to May 2001, he served as a general attorney for Toys R Us, Inc. Mr. Tarshis received his Bachelor of Arts degree from the University of Michigan, Ann Arbor in 1988 and his Juris Doctor degree from the University of Connecticut School of Law in 1992.

Executive Compensation

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide the information necessary for understanding the compensation philosophy, policies and decisions which are material to the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (we refer to these officers as our “named executive officers”) during 2008. This Compensation Discussion and Analysis will place in context the information contained in the tables and accompanying narratives that follow this discussion.

Philosophy and Objectives

Our compensation philosophy is to offer our executive officers, including our named executive officers, compensation that is fair, reasonable and competitive, and that meets our goals of attracting, retaining and motivating highly skilled management personnel so that we can be in a position to achieve our financial, operational and strategic objectives to create long-term value for our stockholders. We seek to deliver fair, reasonable and competitive compensation for our employees and executives, including our named executive officers, by structuring compensation around one fundamental goal: incentivizing our executives to build stockholder value over the long term. Our ability to attract, motivate and retain employees and executives with the requisite skills and experience to develop, expand and execute business opportunities for us is essential to our growth and success. We believe that we offer attractive career opportunities and challenges for our employees, but remain mindful that the best talent will always have a choice as to where they wish to pursue their careers, and fair and competitive compensation is an important element of job satisfaction.

Our compensation program includes short-term elements, such as annual base salary, and in some cases, an annual incentive cash bonus, and long term elements such as equity-based awards through grants of restricted stock, restricted stock units and stock options. We believe that our compensation program contributes to our employees’ and named executive officers’ incentive to execute on our goals and perform their job functions with excellence and integrity. We also take into account the roles played by each of our named executive officers and endeavor to individually customize their compensation packages to align the amount and mix of their compensation to their contributions to, and roles within, our organization. The compensation package for our chief executive officer, Mr. Neil Cole, differs from those of our other named executive officers in light of his distinct role and responsibilities within Iconix. As Mr. Cole makes executive decisions that influence our direction and growth initiatives, his total compensation is intended to be strongly aligned with objective financial measures, including a bonus driven by a formula set forth in his employment agreement based upon our performance.

We enter into employment agreements with senior officers, including our named executive officers, when the compensation committee determines that an employment agreement is in order for us to obtain a degree of certainty as to an executive’s continued employment in light of prevailing market conditions and competition for the particular position held by the officer, or where the compensation committee determines that an employment agreement is appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at our company with respect to other similarly situated executives. Based on these and any other factors then deemed relevant, we have entered into written employment agreements with Messrs. Neil Cole, David Conn, Warren Clamen and Andrew Tarshis and Ms. Deborah Sorell Stehr, all of whom were named executive officers during 2008. We entered into a new employment agreement in January 2008 with our chief executive officer, which was amended in December 2008, and we entered into new employment agreements in November 2008 with Mr. Tarshis, our executive vice president and general counsel and with Mr. Clamen, our executive vice president and chief financial officer. The employment agreements with Mr. Conn and Ms. Stehr have expired by their terms, and they no longer serve as our officers.

Forms of Compensation Paid to Named Executive Officers During 2008

During the last fiscal year, we provided our named executive officers with the following forms of compensation:

Base salary. Base salary represents amounts paid during the fiscal year to named executive officers as direct guaranteed compensation under their employment agreements for their services to us.

Equity-based awards. Awards of restricted stock units, shares of restricted stock and stock options are made under our 2006 Equity Incentive Plan, which was approved by our stockholders in August 2006, or under our other option plans depending upon the amount of equity to be granted under the respective plans. Shares of restricted stock that were issued subject to a vesting schedule cannot be sold until and to the extent the shares have vested. In 2008, we awarded shares of restricted stock to four of our named executive officers Some of the awards granted in 2008 are subject to stockholder approval of either an increase in the number of shares of common stock available for issuance under our 2006 Equity Incentive Plan or another incentive plan that would cover such awards. While we have not formally adopted any policies with respect to cash versus equity components in the mix of executive compensation, we feel that it is important to provide for a compensation mix that allows for acquisition of a meaningful level of equity ownership by our named executive officers in order to help align their interests with those of our stockholders.

Cash bonuses. Messrs. Cole, Tarshis, Clamen and Conn and Ms. Stehr received cash bonuses in 2008. Mr. Cole received a contractually guaranteed amount of $500,000 and $500,000 based upon our achievement of performance goals. In May 2008, our stockholders adopted the Executive Incentive Bonus Plan discussed below.

Perquisites and other personal benefits. During 2008, our named executive officers received, to varying degrees, a limited amount of perquisites and other personal benefits that we paid on their behalf. These included, among other things:

•	payments of life insurance premiums; and

•	car allowances.

Objectives of Our Compensation Program

The compensation paid to our named executive officers is primarily structured into two broad categories:

•	base salary; and

•

incentive compensation, primarily in the form of equity-based awards under our various equity incentive and stock option plans; to a lesser degree, certain of our named executive officers also have received cash bonuses.

Our overall compensation program with respect to our named executive officers is designed to achieve the following objectives:

•	to attract, retain and motivate highly qualified executives through both short-term and long-term incentives that reward company and individual performance;

•	to emphasize equity-based compensation to more closely align the interests of executives with those of our stockholders;

•	to support and encourage our financial growth and development;

•	to motivate our named executive officers to continually provide excellent performance throughout the year;

•	to ensure continuity of services of named executive officers so that they will contribute to, and be a part of, our long-term success; and

•	to manage fixed compensation costs through the use of performance and equity-based compensation.

Determination of Compensation for Named Executive Officers

Compensation of chief executive officer. During 2008, the compensation of Mr. Cole, our chairman, president and chief executive officer was based on Mr. Cole’s employment agreement dated January 28, 2008, as amended on December 24, 2008, which agreement was effective as of January 1, 2008. In determining the salary and other forms of compensation for Mr. Cole, the compensation committee took into consideration Mr. Cole’s contribution to our growth over the past several years under his leadership, and his substantial experience and performance in the industry in general and with us in particular. The compensation committee also considered the increased responsibilities of Mr. Cole as a result of our diversification and the substantial growth experienced by our company during his tenure. The compensation committee believes that Mr. Cole’s compensation for 2008 as our principal executive officer reflects our performance during 2008 and his significant contributions to that performance.

See “Employment Agreements With Certain Of Our Executive Officers” for further description of Mr. Cole’s employment agreement.

Overall compensation program. Compensation of our executive officers, including the named executive officers, has been determined by the Board of Directors pursuant to recommendations made by the chief executive officer and the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending approval of the compensation of our executive officers; administering our equity incentive and stock option plans; reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity incentive and stock option plans, evaluating our chief executive officer’s performance in light of corporate objectives, and setting our chief executive officer’s compensation based on the achievement of corporate objectives.

With respect to the named executive officers, their compensation is based upon what we believe is a competitive base salary in view of our recent change of business strategy and accelerated growth goals. In conjunction with our compensation committee, we have assessed our total compensation program, and its components, and believe that it operates well to serve both our goals and the current, short-term and long-term compensation needs of the executive officers. We have implemented a stockholder approved Executive Incentive Bonus Plan in conformance with Section 162(m) for our named executive officers and other senior executives. In 2008, only Mr. Cole received an award under the Executive Incentive Bonus Plan.

Compensation amounts for named executive officers are determined according to the level of seniority and position of the named executive officer. Relatively greater emphasis is typically placed on the equity-based components of compensation so as to put a greater portion of total pay based on Company and individual performance. We believe the combination of a competitive base compensation, coupled with an opportunity to significantly enhance overall individual compensation if individual and Company performance warrant such enhancement, yields an attractive compensation program that facilitates our recruitment and retention of talented executive personnel.

The total compensation amount for our named executive officers is also established relative to officers at levels above and below them, which we believe rewards them for increased levels of knowledge, experience and responsibility.

Base salary. The base salary of each of our named executive officers is fixed pursuant to the terms of their respective employment agreements with us and, when a contract is up for, or otherwise considered for, renewal, upon a review of the executive’s abilities, experience and performance, as well as a review of salaries for executives in the marketplace for comparable positions at corporations which either compete with us in its business or of comparable size and scope of operations. The recommendations to the Board of Directors by the compensation committee with respect to base salary are based primarily on informal judgments reasonably believed to be in our best interests. In determining the base salaries of certain of our executives whose employment agreements were up for, or otherwise considered for, renewal, the compensation committee considered our performance and growth plans. Base salaries are used to reward superior individual performance of each named executive officer on a day-to-day basis during the year, and to encourage them to perform at their highest levels. We also use our base salary as an incentive to attract top quality executives and other management employees from other companies. Moreover, base salary (and increases to base salary) are intended to recognize the overall experience, position within our company, and expected contributions of each named executive officer to us.

The following were contractual increases in the base salaries of our named executive officers from 2007 to 2008 as set forth on the table below:

Named Executive Officer	2007 Base Salary	2008 Base Salary	Change in Base	Percentage of 2007 Base Salary
Neil Cole	$600,000	$1,000,000	$400,000	67%
Warren Clamen	300,000	350,000	50,000	17%
Andrew Tarshis	300,000	350,000	50,000	17%
David Conn[1]	300,000	300,000	—	0%
Deborah Sorell Stehr[2]	230,000	250,000	20,000	9%

[1]	Mr. Conn ceased serving as an officer in August 2008.
[2]	Ms. Stehr ceased serving as an officer in February 2009.

Equity-based awards. We currently make equity awards to our named executive officers pursuant to our 2006 Equity Incentive Plan, which provides for awards in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units, and performance awards to eligible persons. The mix of cash and equity-based awards, as well as the types of equity-based awards, granted to our named executive officers varies from year to year. Consideration has been given to various factors, such as the relative merits of cash and equity as a device for retaining and motivating the named executive officers, the practices of other companies, individual performance, an individual’s pay relative to others, contractual commitments pursuant to employment or other agreements, and the value of already-outstanding grants of equity in determining the size and type of equity-based awards to each named executive officer. As of December 31, 2008, the number of shares remaining for issuance under the 2006 Equity Incentive Plan is 75,965.

In 2008, we continued to utilize restricted stock as a form of equity compensation primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under SFAS 123(R). This accounting standard, which we adopted as of January 1, 2006, requires us to record as compensation expense the grant date fair value of a stock option over the life of the option.

As described above, we provide a substantial portion of named executive officer compensation in the form of equity awards because the compensation committee has determined that such awards serve to encourage our executives to create value for our company over the long-term, which aligns the interests of named executive officers with those of our stockholders.

Generally, we make three types of equity-based grants to our named executive officers:

•	initial grants when a named executive officer is hired;

•	annual performance based grants; and

•	retention grants, which are typically made in connection with new employment agreements or renewals.

An initial grant when an executive officer is hired or otherwise becomes a named executive officer serves to help us to recruit new executives and to reward existing officers upon promotion to higher levels of management. Because these initial grants are structured as an incentive for employment, the amount of these grants may vary from executive to executive depending on the particular circumstances of the named executive officer and are usually recommended by the chief executive officer and approved by the appropriate committee. No initial grants were awarded to any of our named executive officers in 2008. Annual, time-vested grants of equity awards, as well as retention grants made in connection with renewals of employment agreements are designed so as to compensate our named executive officers for their contributions to our long-term performance.

Generally, restricted stock and stock option awards granted to named executive officers as either initial or annual performance grants or in connection with employment agreement renewals vest in equal installments over the term of the agreement, or a period determined by the nominating/governance committee or compensation committee, typically beginning on the first anniversary of the date of grant. Restricted stock grants for 2008 were as follows: Neil Cole – 1,496,800 shares of restricted stock (excluding rescinded stock grants), Warren Clamen – 5,963 shares of restricted stock, Andrew Tarshis – 5,963 shares of restricted stock, Deborah Sorell Stehr – 4,994 shares of restricted stock, and David Conn – 5,963 shares of restricted stock. These grants vest over a two to five year period.

Cash bonuses. In May 2008 our stockholders approved the Executive Incentive Bonus Plan, referred to as the bonus plan. The purpose of the bonus plan is to promote the achievement of our short-term, targeted business objectives by providing competitive incentive reward opportunities to our executive officers who can significantly impact our performance towards those objectives. Further, the bonus plan enhances our ability to attract, develop and motivate individuals as members of a talented management team. The bonus plan is administered, and can be amended, by the compensation committee. All awards are paid in cash. Awards made under the bonus plan are subject to a participant achieving one or more performance goals established by the compensation committee. The performance goals may be based on our overall performance, and also may recognize business unit, team and/or individual performance. No payment will be made under the bonus plan unless the compensation committee certifies that at least the minimum objective performance measures have been met. Such performance measures may include specific or relative targeted amounts of, or changes in: earnings before interest, taxes, depreciation and amortization, herein referred to as EBITDA; revenues; expenses; net income; operating income; equity, return on equity, assets or capital employed; working capital; stockholder return; production or sales volumes; or certain other objective criteria. In 2008, only our chairman, president and chief executive officer received a bonus under the bonus plan.

The amount of any award under the bonus plan may vary based on the level of actual performance. The amount of any award for a given year is determined for each participant by multiplying the individual participant’s actual base salary in effect at the end of that year by a target percentage (from 0% to 200%), related to the attainment of one or more performance goals, determined by the compensation committee. In the event that an award contains more than one performance goal, participants in the bonus plan will be entitled to receive the portion of the target percentage allocated to the performance goal achieved. In the event that we do not achieve at least the minimum performance goals established, no award payment will be made.

Additionally, cash bonuses are also covered by employment agreements with our executive officers. Under his employment agreement, our chairman, president and chief executive officer received a sign-on cash bonus for 2008 of $500,000. He also received a cash performance based bonus of $500,000 pursuant to his employment agreement and the Executive Bonus Plan. The performance target for 2008 was the Company’s achievement of approximately $150 million of EBITDA, which represents 80% of the targeted EBITDA established by the Board of Directors. In addition, in 2008, Messrs. Clamen, Tarshis, and Conn and Ms. Stehr received cash bonuses of $50,000, $50,000, $50,000 and $41,250, respectively, pursuant to their employment agreements.

Post-termination compensation. We have entered into employment agreements with each of the named executive officers. Ms. Stehr’s and Mr. Conn’s employment agreements have expired by their respective terms. Each of these agreements had provided for certain payments and other benefits if the executive’s employment terminated under certain circumstances, including, in the event of a “change in control”. See “Executive Compensation - Narrative to Summary Compensation Table and Plan-Based Awards Table - Employment Agreements” and “Executive Compensation - Potential Payments Upon Termination or Change in Control” for a description of the severance and change in control benefits.

Perquisites. The perquisites provided to some or all of our executive officers are described below. Perquisites are generally provided, as applicable, in accordance with the executives’ employment agreements. Below is a list of material perquisites, personal benefits and other items of compensation we provided to our named executive officers in 2008, the total amount of each such item paid to all named executive officers and an explanation as to why we chose to pay the item.

Perquisite, Other Benefit or Other Item of Compensation (1)	Aggregate Amount of This Perquisite Paid to All Named Executive Officers in 2008	Additional Explanation for Offering Certain Perquisites
Car allowances	$99,344	Serves to defray the cost of owning and operating an automobile often used for business purposes; prevents us from having to own and maintain a fleet of automobiles and is a taxable benefit for the named executive officer.
Life Insurance Premiums	$21,420	Reduces risk to the beneficiaries of executives in the event of the death of the executive.

(1)	Perquisites are generally granted as part of our executive recruitment and retention efforts.

Other matters. The compensation committee has not historically engaged consultants with respect to executive compensation matters. However, in 2007 and 2008, the compensation committee engaged an outside consulting firm, James F. Reda & Associates LLC for advice in connection with the negotiation of the employment agreement for our chief executive officer, which agreement was entered into in January 2008 and amended in December 2008. James F. Reda & Associates LLC has provided no other services to us and has no other relationship or engagement with us. Our board of directors has not established a policy for the adjustment of any compensation award or payment if the relevant performance measures on which they are based are restated or adjusted. Our board of directors has not established any security ownership guidelines for executive officers.

Tax Deductibility and Accounting Ramifications

The compensation committee generally takes into account the various tax and accounting ramifications of compensation paid to our executives. When determining amounts of equity-based grants to executives the compensation committee also considers the accounting expense associated with the grants.

Our 2006 Equity Incentive Plan, our 2008 Executive Incentive Bonus Plan and our other plans are intended to allow us to make awards to executive officers that are deductible under Internal Revenue Code of 1986 (“Internal Revenue Code” or “Code”) Section 162(m), which otherwise sets limits on the tax deductibility of compensation paid to a company’s most highly compensated executive officers. The compensation committee will continue to seek ways to limit the impact of Section 162(m). However, the compensation committee also believes that the tax deduction limitation should not compromise our ability to maintain incentive programs that support the compensation objectives discussed above or compromise our ability to attract and retain executive officers. Achieving these objectives and maintaining flexibility in this regard may therefore result in compensation that is not deductible by Iconix for federal income tax purposes.

Summary

In summary, we believe that our mix of salary, cash incentives for short-term and long-term performance and the potential for additional equity ownership in Iconix motivates our management to produce significant returns for our stockholders. Moreover, we also believe that our compensation program strikes an appropriate balance between our interests and needs in operating and further developing our business and suitable compensation levels that can lead to the enhancement of stockholder value.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2008, none of our named executive officers served on the board of directors or the compensation committee of any other entity that has officers that serve on our Board of Directors or on our compensation committee. In addition, none of the members of our compensation committee were formerly, or during the year ended December 31, 2008, employed by us in the capacity as an officer.

Compensation Committee Report

The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2008. Based on such reviews and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

Mark Friedman, Chairperson

Steven Mendelow

Barry Emanuel

F. Peter Cuneo

SUMMARY COMPENSATION TABLE

The following table includes information for 2008, 2007, and 2006 with respect to our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)		Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)

Neil Cole	FY 2008	$1,000,000	$1,000,000		$6,944,225	$—	$—	$—	$53,264	(1)	$8,997,489
President and Chief Executive Officer	FY 2007	$600,000	$649,000		$—	$—	$—	$—	$40,904	(1)	$1,289,904
	FY 2006	$550,000	$—	(3)	$—	$—	$—	$—	$65,745	(1)	$615,745
Warren Clamen(4)	FY 2008	$306,250	$50,000		$142,383	$—	$—	$—	$18,000	(2)	$516,633
Executive Vice President and Chief Financial Officer	FY 2007	$279,167	$—		$166,667	$—	$—	$—	$18,000	(2)	$463,834
	FY 2006	$243,250	$25,000		$16,667	$—	$—	$—	$18,000	(2)	$302,917
Andrew Tarshis(4)	FY 2008	$306,250	$50,000		$159,046	$—	$—	$—	$18,000	(2)	$533,296
Executive Vice President and General Counsel	FY 2007	$281,250	$—		$166,664	$—	$—	$—	$18,000	(2)	$465,914
	FY 2006	$239,819	$—		$24,999	$—	$—	$—	$18,000	(2)	$282,818
David Conn(5)	FY 2008	$233,333	$50,000		$113,833	$—	$—	$—	$13,500	(2)	$410,666
Former Executive Vice President	FY 2007	$290,625	$25,000		$66,667	$—	$—	$—	$18,000	(2)	$400,292
	FY 2006	$265,486	$50,000		$—	$—	$—	$—	$18,000	(2)	$333,486
Deborah Sorell Stehr(6)	FY 2008	$250,000	$41,250		$113,198	$—	$—	$—	$18,000	(2)	$422,448
Former Senior Vice President - Business Affairs and Licensing	FY 2007	$230,000	$—		$116,661	$—	$—	$—	$18,000	(2)	$364,661
	FY 2006	$220,000	$—		$16,665	$—	$—	$—	$12,612	(2)	$249,277

(a)	Salary includes, as applicable, base salary, pro-rated salaries for changes made to base salary during the year, as defined in the employment agreements.
(b)	Bonuses are discretionary, fixed incentive, and/or percentage incentive, as provided for in the applicable employment agreements. For the year ended December 31, 2008, Mr. Cole received a cash sign-on bonus in the amount of $500,000 in connection with his new employment agreement. Mr. Cole also received a cash performance based bonus of $500,000 pursuant to his employment agreement and the Executive Bonus Plan. The performance target for 2008 was the Company’s achievement of approximately $150 million of EBITDA, which represents 80% of the targeted EBITDA established by the Board of Directors. For the year ended December 31, 2008, Messrs. Clamen and Tarshis and Ms. Stehr received cash bonuses of $50,000, $50,000 and $41,250, respectively, pursuant to their employment agreements. For the year ended December 31, 2007, Mr. Cole earned a cash bonus for reaching certain EBITDA targets which were determined pursuant to the terms of his prior employment agreement, and Mr. Conn received a bonus which was determined by his employment agreement. For the year ended December 31, 2006, Mr. Conn and Mr. Clamen each received bonuses, which were determined by their employment agreements.
(c)	The amounts shown in this column represent the dollar amounts recognized as an expense by us for financial statement reporting purposes in the years ended December 31, 2008, 2007 and 2006 with respect to shares of restricted stock as determined pursuant to SFAS 123(R).
(d)	Option awards include, as applicable, Iconix options and equity-based compensation instruments that have option-like features. There were no such awards for the years ended December 31, 2008, 2007 and 2006.
(e)	Non-equity incentive plan compensation represents the dollar value of all amounts earned during the fiscal year pursuant to non-equity incentive plans. There was no such compensation for the years ended December 31, 2008, 2007 and 2006.
(f)	Change in pension value and non-qualified deferred compensation earnings represents the aggregate increase in actuarial value to the named executive officer of all defined benefit and actuarial plans accrued during the year and earnings on non-qualified deferred compensation. There were no defined benefit plans, actuarial plans, or non-qualified deferred compensation for the years ended December 31, 2008, 2007 and 2006.
(g)	All other compensation includes, as applicable, car allowances and life insurance premiums (see the list of perquisites above).
(h)	Total compensation represents all compensation from us earned by the named executive officer for the year.
(1)	Represents Company paid premiums on a life insurance policy for the benefit of the beneficiaries of Mr. Cole, as well as a car allowance.
(2)	Represents amounts paid by the Company for executives’ car allowances.
(3)	Mr. Cole waived receipt of the bonus for 2006 he would have been entitled to under his prior employment agreement.
(4)	Mr. Clamen currently serves as our executive vice president and chief financial officer. Prior to November 2008, Mr. Clamen served as our chief financial officer. Mr. Tarshis currently serves as our executive vice president and general counsel. Prior to November 2008, Mr. Tarshis served as our senior vice president and general counsel.
(5)	Mr. Conn ceased serving as an officer in August 2008.
(6)	Ms. Stehr ceased serving as an officer in February 2009.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for 2008 with respect to grants of awards to the named executive officers under our equity incentive and stock option plans.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) ($)	Closing Price of Common Stock Units on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards
Neil Cole	1/28/2008	—	—	—	315,116	(1)	315,116	(1)	—	1,181,684	(2)			$20.31	$30,400,000	(3)
Warren Clamen	5/21/2008	—	—	—	—		—		—	5,963		—	—	$13.50	$80,501
Andrew Tarshis	5/21/2008	—	—	—	—		—		—	5,963		—	—	$13.50	$80,501
David Conn (2)	5/21/2008	—	—	—	—		—		—	4,994		—	—	$13.50	$67,419
Deborah Sorell Stehr (3)	5/21/2008	—	—	—	—		—		—	5,963		—	—	$13.50	$80,501

(1)	Mr. Cole was granted 1,181,684 time-vested restricted common stock units, or RSUs, and 571,150 performance-based restricted common stock units, or PSUs, on February 19, 2008 pursuant to his employment agreement with us. On May 21, 2008, Mr. Cole entered into an agreement with us that provided for the rescission of 256,034 of the previously granted 571,150 PSUs, which rescinded PSUs were then added to 216,639 additional PSUs he is entitled to under the employment agreement. This future grant of 216,639 PSUs and the 256,034 rescinded PSUs (a total of 472,673 PSUs) are conditioned upon (i) the grant thereof by the administrator of the 2006 equity incentive plan or any successor plan and (ii) either (x) receipt of stockholder approval of an additional number of shares of our common stock available for awards under the 2006 equity incentive plan or a successor plan or (y) the availability of our common stock under the 2006 equity incentive plan or a successor plan in an amount at least equal to the number of shares of common stock underlying such 472,673 PSUs. The 315,116 PSUs reflected in the table represent the total number of PSUs that remained outstanding after the rescission, and does not include (i) the 256,034 rescinded PSUs, or (ii) the 216,639 PSUs, both of which Mr. Cole is entitled to receive in the future under the terms of his employment agreement, subject to the satisfaction of the conditions specified above.
(2)	On December 24, 2008, Mr. Cole agreed, in an amendment to his employment agreement, to defer the issuance of these 1,181,684 shares of common stock underlying the RSUs until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the RSUs as noted above, the agreement also provided for the award to Mr. Cole of an annual cash bonus to be granted under our executive incentive bonus plan, in the amount equal to $500,000 for each of the four completed calendar years commencing with the calendar year from January 1, 2009 through December 31, 2009, and ending with the calendar year from January 1, 2012 through December 31, 2012 if either one of two performance measures specified in the agreement have been satisfied. These 1,181,684 RSUs continue to vest in five substantially equal installments on each December 31st, beginning on December 31, 2008 and subject to Mr. Cole’s continuous employment with us, although the delivery of the shares underlying such RSUs has been deferred as described above.
(3)	The fair value is based on the closing stock price of $20.31 on January 28, 2008, multiplied by (i) the 315,116 PSUs and (ii) 1,181,684 RSUs. This amount does not include the 472,673 PSUs described in footnote 1 above.
(4)	Mr. Conn ceased serving as an officer in August 2008.
(5)	Ms. Stehr ceased serving as an officer in February 2009.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND PLAN-BASED AWARDS TABLE

Employment Agreements

The compensation committee determines the compensation, including related terms of employment agreements with us for those who have them, for each of the named executive officers.

Neil Cole

On January 28, 2008, we entered into a five-year (subject to a one-year extension) employment agreement (the “new employment agreement”), effective as of January 1, 2008, with Neil Cole, chairman of the board, president and chief executive officer, which replaced his prior employment agreement that expired on December 31, 2007 and is described below. The new employment agreement also superseded and terminated the prior non-competition and non-solicitation agreement between us and Mr. Cole, which, among other things, provided for him to receive 5% of the sale price upon a sale of our Company under certain circumstances.

Consistent with our philosophy on executive compensation, Mr. Cole’s new employment agreement reflects a substantial portion of his compensation in the form of long-term equity incentives, including performance stock incentives that vest upon the achievement of specific metrics defined in the agreement, particularly, growth in EBITDA, market capitalization and stock price as measured by targets to be established and certified by the compensation committee.

As described above, in connection with the negotiation of the new employment agreement with Mr. Cole, the compensation committee retained James F. Reda & Associates LLC, as its outside compensation consulting firm to provide advice. In assisting the compensation committee, James F. Reda & Associates LLC performed market research as to compensation levels in similarly capitalized companies in the industry, as well as companies that had achieved similar growth. James F. Reda & Associates LLC also familiarized itself with the circumstances surrounding Mr. Cole’s expiring contract and separate non-competition and non-solicitation agreement, which provided Mr. Cole with 5% of the proceeds upon a sale of the Company under certain circumstances. As various aspects of our business, operations and management are unique, the compensation committee utilized the James F. Reda & Associates LLC research as one resource, rather than a stand-alone tool, in assessing the appropriate level of compensation and other terms under Mr. Cole’s new employment agreement.

Under his new employment agreement, Mr. Cole is entitled to an annual base salary of $1,000,000 and received a signing bonus of $500,000.

Pursuant to the terms of the employment agreement, on February 19, 2008, Mr. Cole was also granted 1,181,684 time-vested restricted common stock, or RSUs, and 571,150 performance-based restricted common stock units, or PSUs, under the 2006 Equity Incentive Plan. On May 21, 2008, Mr. Cole entered into an agreement with us that provides for the rescission of a total of 256,034 of the 571,150 PSUs granted pursuant to the employment agreement. The RSUs will vest in five substantially equal annual installments commencing on December 31, 2008, subject to Mr. Cole’s continuous employment with us on the applicable vesting date, and the PSUs will be subject to vesting based on our achievement of the following performance goals: 50% is tied to the achievement of EBITDA growth, 25% is tied to the achievement of market cap growth, and 25% is tied to the achievement of stock price growth. Both grants are subject to forfeiture upon the termination of Mr. Cole’s employment under certain circumstances. In addition, Mr. Cole’s ability to sell or otherwise transfer the common stock underlying the RSUs and the PSUs while he is employed by us is subject to certain restrictions. Pursuant to the employment agreement, Mr. Cole is also entitled to a grant of 216,639 additional PSUs and the common stock issuable thereunder. The future issuance of these 216,639 PSUs and the 256,034 PSUs that were the subject of the rescission agreement between Mr. Cole and us (a total of 472,673 PSUs) or any portion thereof, is conditioned upon (i) the grant thereof by the administrator of the 2006 equity incentive plan or any successor plan and (ii) either (x) receipt of stockholder approval of an additional number of shares of our common stock available for awards under the 2006 equity incentive plan or a successor plan or (y) the availability of our common stock under the 2006 equity incentive plan or a successor plan in an amount at least equal to the number of shares of common stock underlying the portion of such 472,673 PSUs.

Additionally, on December 24, 2008, we entered into an agreement with Mr. Cole which amended his employment agreement and the related RSU agreement to provide, among other things for the deferral of the issuance to Mr. Cole of the 1,181,684 shares of our common stock to which he is entitled to receive under the RSUs granted to him under the employment agreement until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the new employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the RSUs as noted above, the agreement also provided for the award to Mr. Cole of an annual cash bonus to be granted under our executive incentive bonus plan, in the amount equal to five hundred thousand dollars ($500,000) for each of the four completed calendar years commencing with the calendar year from January 1, 2009 through December 31, 2009, and ending with the calendar year from January 1, 2012 through December 31, 2012 if either of one of two performance measures specified in the agreement have been satisfied. The two performance measures are as follows: (a) if the percentage determined by dividing our EBITDA by our revenues for the calendar year in question places us in the top 50% of the companies contained in the Standard & Poors Small Cap Retailing Index at the end of that calendar year or (b) if our annual revenue percentage growth for the calendar year in question when compared to the immediately preceding calendar year places us in the top 50% of those companies contained in the Standard & Poors Small Cap Retailing Index at the end of that calendar year.

Mr. Cole is also entitled to various benefits, including benefits available to our other senior executives and certain automobile, air travel and life insurance benefits pursuant to the new employment agreement.

In addition to his salary and benefits, Mr. Cole is eligible to receive an additional annual cash bonus for each completed calendar year, including as a performance goal thereunder the targets specified in the employment agreement. This cash bonus shall not exceed 150% of Mr. Cole’s base salary. The bonus shall be a percentage of the base salary determined based on the level of our consolidated earnings before interest, taxes, depreciation and amortization of fixed assets and intangible assets achieved for such year against a target level established for such year by the compensation committee of our board of directors, in the compensation committee’s sole discretion, but with prior consultation with Mr. Cole, as follows:

Annual Level of Targeted EBITDA Achieved	% of Base Salary
less than 80%	0%
80% (threshold)	50%
90%	75%
100% (target)	100%
105%	110%
110%	122.5%
115%	135%
120% or more (maximum)	150%

Mr. Cole’s annual bonus, if earned, will be paid in a lump sum cash payment in the calendar year following the calendar year for which such bonus is earned.

Under Mr. Cole’s new employment agreement, if we terminate Mr. Cole’s employment for “cause” or if Mr. Cole terminates his employment without “good reason”, he will receive his earned and/or accrued but unpaid compensation, other than any bonus compensation, then due to him and shares of common stock in respect of any of his already vested restricted stock units. If we terminate Mr. Cole’s employment without cause or if Mr. Cole terminates his employment for good reason, he will receive, in addition to the foregoing, an amount equal to two times his base salary then in effect plus any previously earned but unpaid annual bonus for a prior fiscal year and a pro-rata portion of the annual bonus for the year of termination, and, if such termination or resignation occurs prior to January 1, 2011, two times the average of the annual bonus amounts he received for the two prior completed fiscal years. In addition, that portion of his performance-based stock units subject to vesting in the year of termination based on performance goals achieved as of the date of termination, and 75% of his unvested restricted stock units, will vest. If his employment is terminated by us without cause or by him for good reason within 12 months of a change in control, the amount of his base salary-related payment will increase to three times, instead of two times, his base salary then in effect and that portion of his performance-based stock units that would vest in the year of termination or in the future based on performance goals achieved as of the date of the change of control, and all of his unvested restricted stock units, will vest, and if such change in control occurs prior to January 1, 2011, Mr. Cole will also receive three, instead of two, times the average of the annual bonus amounts he received for the three, instead of two, prior completed fiscal years.

If Mr. Cole’s employment terminates as a result of his disability or death, he or his estate will be entitled to any previously earned and unpaid compensation then due to him plus any previously earned but unpaid annual bonus for the prior fiscal year and a pro-rata portion of the annual bonus for the year of such termination. In addition, that portion of his performance-based stock units subject to vesting in the year of termination based on performance goals achieved as of the date of termination, and 100% (50% in the event of disability) of his unvested restricted stock units, will vest.

The new employment agreement with Mr. Cole also contains certain non-competition and non-solicitation covenants restricting such activities for periods equal to the term of the agreement and any renewal period plus one and two years, respectively, after the agreement is terminated for any reason.

Pursuant to Mr. Cole’s prior employment agreement (which expired on December 31, 2007 and was replaced by the new employment agreement described above) with us, Neil Cole, served as our President and Chief Executive Officer at an annualized base salary of $500,000 in 2005, $550,000 in 2006 and $600,000 in 2007. In addition, Mr. Cole’s prior employment agreement, Mr. Cole received bonus payments in 2005 and 2007.

Warren Clamen and Andrew Tarshis

On November 11, 2008, we entered into new employment agreements with each of the following executive officers replacing their prior employment agreements with us: (i) Andrew Tarshis, referred to as the Tarshis employment agreement and (ii) Warren Clamen, referred to as the Clamen employment agreement and, together with the Tarshis employment agreement, the Clamen/Tarshis employment agreements and each of Mr. Tarshis and Mr. Clamen are referred to in the description of the Clamen/Tarshis employment agreements below as an executive. The Clamen/Tarshis employment agreements provide for the employment of Mr. Tarshis as our executive vice president and general counsel and Mr. Clamen as our executive vice president and chief financial officer, for three-year terms.

Under the Clamen/Tarshis employment agreements, each executive is entitled to an annual base salary of not less than $350,000, $400,000 and $400,000, during the first, second and third years of the term of his employment agreement. In addition, each executive is entitled to participate in our executive bonus program and is eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives.

Pursuant to the terms of the Clamen/Tarshis employment agreements, each executive will be entitled to receive an award of 70,542 shares of our common stock upon Board and stockholder approval of a stock incentive plan or other plans that cover awards of common stock to the officers. The shares vest in three equal annual installments with the first installment vesting on November 11, 2009, subject to acceleration under certain circumstances set forth in the Clamen/Tarshis employment agreements. Each executive is also entitled to various benefits, including benefits available to our other senior executives and certain automobile, life insurance and medical benefits.

Under the Clamen/Tarshis employment agreements, if either of the executive’s employment is terminated by us for “cause” or by the executive without “good reason” (as defined in the Clamen/Tarshis employment agreements), he will receive his earned and unpaid base salary through the date of termination and shares of common stock in respect of any of his already vested stock awards. If an executive’s employment is terminated by us without cause or by the executive for good reason, he will receive, in addition to the foregoing, an amount equal to his applicable base salary for the remaining term of the Clamen/Tarshis employment agreement plus any earned but unpaid annual bonus for a prior year (“prior year bonus”) and a pro-rata portion of any bonus for the year of termination (“pro rata bonus”). In addition, any unvested portion of his stock award will vest. If the employment of an executive is terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the Clamen/Tarshis employment agreements), in addition to the foregoing payments he will also receive an amount equal to $100 less than three times the executive’s “annualized includable compensation for the base period” (as defined in the Internal Revenue Code). If an executive’s employment terminates as a result of his disability or death, the executive or his estate will be entitled to any earned and unpaid base salary, plus any prior year bonus and pro rata bonus. In addition, any unvested portion of his stock award will vest.

Each of the Clamen/Tarshis employment agreements also provide that in the event that stockholder approval of the grant of the stock award is not obtained prior to the earlier of (i) the expiration of the term of the Clamen/Tarshis employment agreements, (ii) a termination of the executive’s employment prior to the end of the term due to the executive’s death or disability, termination by the executive of his employment for good reason or termination of the executive’s employment by us without cause, or (iii) a change in control, then instead of the grant of the award to the executive, we are required to pay to the executive an alternative amount equal to $750,000.

The Clamen/Tarshis employment agreements also contain certain non-competition and non-solicitation covenants restricting such activities for certain specified periods.

The prior employment agreements between us and each of Messrs. Clamen and Tarshis cover periods prior to November 11, 2008, and are summarized below.

Effective March 9, 2005, we entered into an employment agreement, subsequently amended on October 27, 2006, with Warren Clamen, which, as amended, provided for him to serve as our chief financial officer until October 27, 2008, subject to earlier termination as specified in the agreement (this agreement expired on October 27, 2008. This agreement was superseded by Mr. Clamen’s new employment agreement dated November 11, 2008. Mr. Clamen’s prior employment agreement provided for him to receive a base salary of $275,000 per year for the year ending October 27, 2007 and no less than $300,000 for the year ending October 27, 2008, plus certain fringe benefits. In addition, under the prior employment agreement Mr. Clamen was eligible to participate in any executive bonus program that we had in effect during the term of the employment agreement. Pursuant to this prior employment agreement, in March 2005, we granted Mr. Clamen ten-year stock options to purchase 200,000 shares of our common stock at $5.06 per share, subject to earlier termination under certain conditions if Mr. Clamen ceased to be employed by us, half of which options vested immediately and the other half vested as of June 1, 2005. Pursuant to the amendment to this prior employment agreement in October 2006, we also issued to Mr. Clamen 10,971 shares of our restricted common stock, which vested in two equal annual installments commencing on October 27, 2007.

On September 22, 2006, we entered into a employment agreement with Andrew Tarshis, which provided for him to serve as our senior vice president and general counsel until September 22, 2009 and provided for him to receive an annual base salary of no less than $275,000 during the first year of the term and $300,000 during the second and third years of the term. This agreement was superseded by Mr. Tarshis’ new employment agreement dated November 11, 2008. Pursuant to his prior employment agreement, we also issued to Mr. Tarshis 18,461 shares of our restricted common stock, which vest in three equal annual installments commencing on the first year anniversary of the agreement. Under the prior employment agreement, Mr. Tarshis was also eligible for a bonus consistent with other executive officers, as well as customary benefits, including participation in management incentive and benefit plans, a monthly car allowance of $1,500 and reasonable business related travel and entertainment expenses.

David Conn

On April 17, 2004, we entered into an employment agreement, subsequently amended on December 29, 2005, with David Conn, which, as amended, provided for him to serve as our executive vice president until May 18, 2008, subject to earlier termination as provided in the agreement. The amended agreement provided for Mr. Conn to receive, among other things, an annualized base salary of: (i) $250,000 during the period December 29, 2005 until May 17, 2006; (ii) $275,000 during the period May 18, 2006 through May 17, 2007 and (iii) $300,000 during the period May 18, 2007 through May 17, 2008, as well as a guaranteed bonus of $25,000 per year, and a car allowance. He was also granted immediately exercisable ten-year stock options to purchase 100,000 shares of our common stock at $10.19 per share. Mr. Conn’s employment agreement expired by its terms on May 18, 2008. On August 13, 2008 we entered into an agreement with Mr. Conn to employ him in a non-executive and part-time capacity from that date through February 28, 2009 at a salary of $300,000 per annum through August 31, 2008 and $2,000 per week thereafter.

Deborah Sorell Stehr

On October 28, 2005, we entered into an employment agreement, subsequently amended on September 22, 2006, with Deborah Sorell Stehr, which, as amended, provided for her to serve as our senior vice president-business affairs and licensing until December 31, 2008 and provided for her to receive a base salary for performance based upon a four-day work week, as follows: (a) during the period from January 1, 2006 through December 31, 2006, at the annual rate of not less than $220,000, (b) during the period from January 1, 2007 through December 31, 2007, at an annual rate of not less than $230,000, and (c) during the period from January 1, 2008 through December 31, 2008 at the annual rate of not less than $250,000. Pursuant to her employment agreement, in October 2005, we granted Ms. Stehr immediately exercisable ten-year stock options to purchase 60,000 shares of our common stock at $8.03 per share, and, pursuant to its amendment, in September 2006 we also issued to Ms. Stehr 9,230 shares of our restricted common stock, which vest in two equal annual installments commencing on December 31, 2007. Under the amended agreement, Ms. Stehr remained eligible for a bonus consistent with other executive officers, as well as customary benefits, including participation in management incentive and benefit plans, a monthly car allowance of $1,500 and reasonable travel and entertainment expenses. Her employment agreement with us provided that, if, within twelve months of a “change in control,” Ms. Stehr’s employment was terminated by us without “cause” or Ms. Stehr terminated her employment with us for “good reason,” as all such terms are defined in her employment agreement, we were obligated to make a lump-sum severance payment to her equal to $100 less than three times her “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code) reduced to the extent that this payment together with any other payment or benefit payable under the agreement constituted an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code). One such benefit would have been the change in vesting of certain of the 12,955 shares of restricted stock awarded to her. Ms. Stehr’s employment agreement expired by its terms on December 31, 2008. Ms. Stehr ceased to be an executive officer in February 2009, but continues to be a non-executive employee of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity-based awards at December 31, 2008 for our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exerciseable	Number of Securities Underlying Unexercised Options Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Vesting Date of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(a)	(#)	(#)	($)		(#)			($)	(#)		($)
Neil Cole	25,000	—	—	$0.97	2/1/2010	236,337	(1)	12/31/2009	$2,311,376	157,558	(2)	$1,540,917
	321,625	—	—	1.13	7/18/2010	236,337	(1)	12/31/2010	2,311,376	—		—
	260,500	—	—	1.25	8/18/2010	236,337	(1)	12/31/2011	2,311,376	—		—
	76,500	—	—	2.30	10/26/2011	236,337	(1)	12/31/2012	2,311,376	—		—
	273,500	—	—	2.30	10/26/2011	—		—	—	—		—
	600,000	—	—	2.75	4/23/2012	—		—	—	—		—
	15,000	—	—	4.41	5/22/2012	—		—	—	—		—
	800,000	—	—	4.62	3/29/2015	—		—	—	—		—
	200,000	—	—	10.00	12/28/2015	—		—	—	—		—
Warren Clamen (3)	60,000	—	—	$5.06	3/9/2015	2,982		5/21/2009	$29,164	—		—
	50,000	—	—	10.00	2/28/2015	2,981		5/21/2010	29,154	—		—
Andrew Tarshis (3)	10,000	—	—	$8.81	7/22/2015	2,982		5/21/2009	$29,164	—		—
	—	—	—	—	—	2,981		5/21/2010	29,154	—		—
David Conn (4)	100,000	—	—	$10.19	5/29/2009	5,963		2/28/2009	$58,318	—		—
	25,000	—	—	10.00	5/29/2009	—		—	—	—		—
Deborah Sorell Stehr (5)	15,000	—	—	$4.82	5/24/2015	2,497		5/21/2009	$24,421	—		—
	60,000	—	—	8.03	10/28/2015	2,497		5/21/2010	24,421	—		—
	50,000	—	—	10.00	12/28/2015	—		—	—	—		—

(1)

Mr. Cole was granted 1,181,684 time-vested restricted common stock units, or RSUs, and 571,150 performance-based restricted common stock units, or PSUs, on February 19, 2008 pursuant to his employment agreement with us. On December 24, 2008, Mr. Cole agreed, in an amendment to his employment agreement, to defer the issuance of 1,181,684 shares of common stock underlying the RSUs until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the RSUs as noted above, the agreement also provided for the award to Mr. Cole of an annual cash bonus to be granted under our executive incentive bonus plan, in the amount equal to $500,000 for each of the four completed calendar years commencing with the calendar year from January 1, 2009 through December 31, 2009, and ending with the calendar year from January 1, 2012 through December 31, 2012 if either one of two performance measures specified in the agreement have been satisfied. The 1,181,684 RSUs continue to vest in five substantially equal installments on each December 31st, beginning on December 31, 2008 and subject to Mr. Cole’s continuous employment with us, although the delivery of the shares underlying such RSUs has been deferred as described above.
(2)	Mr. Cole was granted 1,181,684 RSUs and 571,150 PSUs on February 19, 2008 pursuant to his employment agreement with us. On May 21, 2008, Mr. Cole entered into an agreement with us that provided for the rescission of 256,034 of the previously granted 571,150 PSUs, which rescinded PSUs were then added to 216,639 additional PSUs he is entitled to under the employment agreement. This future grant of 216,639 PSUs and the 256,034 rescinded PSUs (a total of 472,673 PSUs) are conditioned upon (i) the grant thereof by the administrator of the 2006 equity incentive plan or any successor plan and (ii) either (x) receipt of stockholder approval of an additional number of shares of our common stock available for awards under the 2006 equity incentive plan or a successor plan or (y) the availability of our common stock under the 2006 equity incentive plan or a successor plan in an amount at least equal to the number of shares of common stock underlying such 472,673 PSUs. The 157,558 PSUs reflected in the table represent the unvested portion of the 315,116 PSUs remaining after the rescission, and does not include (i) the 256,034 rescinded PSUs, or (ii) the 216,639 PSUs, both of which Mr. Cole is entitled to receive in the future under the terms of his employment agreement, subject to the satisfaction of the conditions specified above. In February 2009, the Compensation Committee determined that the $147 million EBITDA target was achieved, and, therefore, Mr. Cole earned 78,779 of 157,558 PSU’s that he was eligible to receive for the year ended December 31, 2008. The other performance goals involving market capitalization and share price were not achieved.
(3)	Under his employment agreement, the executive is entitled to receive an award of 70,542 shares of our common stock subject to Board and stockholder approval. The shares vest in three equal annual installments with the first installment vesting on November 11, 2009, subject to acceleration under certain circumstances set forth in the executive’s employment agreement. In the event that stockholder approval of the grant of the stock award is not obtained prior to the earlier of (i) the expiration of the term of the executive’s employment agreement, (ii) a termination of the executive’s employment prior to the end of the term due to the executive’s death or disability, termination by the executive of his employment for good reason or termination of the executive’s employment by us without cause, or (iii) a change in control, then instead of the grant of the award to the executive, we are required to pay to the executive an alternative amount equal to $750,000.
(4)	Mr. Conn ceased serving as an officer in August 2008.
(5)	Ms. Stehr ceased serving as an officer in February 2009.

Grant dates and vesting dates for all outstanding equity awards at December 31, 2008 are as follows:

Name	Number of Securities Underlying Unvested Restricted Stock (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Grant Date	Vesting Date
Neil Cole	—	25,000	2/1/2000	2/1/2000
	—	321,625	7/18/2000	7/18/2000
	—	260,500	8/18/2000	8/18/2000
	—	76,500	10/26/2001	10/26/2001
	—	273,500	10/26/2001	10/26/2001
	—	200,000	4/23/2002	2/1/2003
	—	200,000	4/23/2002	2/1/2004
	—	200,000	4/23/2002	2/1/2005
	—	15,000	5/22/2002	5/22/2002
	—	800,000	3/29/2005	3/29/2005
	—	200,000	12/28/2005	12/28/2005
	236,337	—	1/28/2008	12/31/2008
	78,779	—	1/28/2008	12/31/2008
Warren Clamen	—	60,000	3/9/2005	6/1/2005
	—	50,000	12/28/2005	12/28/2005
	2,982	—	5/21/2008	5/21/2009
	2,981	—	5/21/2008	5/21/2010
Andrew Tarshis	—	10,000	7/22/2005	7/22/2005
	6,153	—	9/22/2006	9/22/2009
	2,982	—	5/21/2008	5/21/2009
	2,981	—	5/21/2008	5/21/2010
David Conn(1)	—	25,000	12/28/2005	12/28/2005
	—	100,000	12/29/2005	12/29/2005
	2,982	—	5/21/2008	2/28/2009
	2,981	—	5/21/2008	2/28/2009
Deborah Sorell Stehr(2)	—	15,000	5/24/2005	5/24/2005
	—	60,000	10/28/2005	10/28/2005
	—	50,000	12/28/2005	12/28/2005
	2,497	—	5/21/2008	5/21/2009
	2,497	—	5/21/2008	5/21/2010

(1)	Mr. Conn ceased serving as an officer in August 2008.
(2)	Ms. Stehr ceased serving as an officer in February 2009.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by the named executive officers during the year ended December 31, 2008.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Neil Cole(2)	913,749	$8,974,451	236,337	(3)	$2,311,376
			78,779	(3)	770,459
Warren Clamen	—	—	5,486		$104,453
	—	—	5,485		104,434
	—	—	4,967		94,572
Andrew Tarshis	—	—	4,967		$94,572
	—	—	6,153		82,389
David Conn(1)	100,000	$755,488	4,967		$94,572
Deborah Sorell Stehr(2)	—	—	4,615		$87,870
	—	—	4,615		45,135
	—	—	3,725		70,924

(1)	Included in this column is the aggregate dollar amount realized by the named executive officer upon exercise of the options.
(2)	The number of shares reflects the gross amount issued upon the exercise of the options and does not give effect to the withholding of a portion of the shares by the Company to satisfy certain withholding tax liability of the person exercising the options.
(3)	Includes 236,337 shares of common stock underlying RSUs that vested on December 31, 2008 and 78,779 shares of common stock underlying PSU’s that were deemed earned by the compensation committee for the year ended December 31, 2008 as more fully discussed in footnote 2 to the table of Outstanding Equity Awards at Fiscal Year-End. The delivery of the 236,337 shares of common stock underlying the RSUs was deferred, as more fully discussed in footnote 1 to the table of Outstanding Equity Awards at Fiscal Year-End.
(4)	Mr. Conn ceased serving as an officer in August 2008.
(5)	Ms. Stehr ceased serving as an officer in February 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “- Narrative to Summary Compensation Table-and Plan-Based Awards Table - Employment Agreements”, we have entered into employment agreements with each of our named executive officers. These agreements provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of the Company. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination.

The receipt of the payments and benefits to the named executive officers under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described herein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

Except as provided in the footnotes below, the following table provides the term of such covenants following the termination of employment as it relates to each named executive officer:

Covenant	Neil Cole	Warren Clamen	Andrew Tarshis	David Conn(1)	Deborah Sorell Stehr(2)

Confidentiality	Infinite duration	Infinite duration	Infinite duration	Infinite duration for trade secrets and two years otherwise	None

Non-solicitation	Two Years	Three years(3)	Three years(3)	Two Years	None

Non-competition	One Year	Two years(3)	Two years(3)	Two Years	None

Non-interference	(4)	Three years(3)	Three years(3)	Two Years	None

Non-disparagement	Five years	None	None	None	None

(1)	Mr. Conn’s employment agreement with us expired on May 18, 2008, however, the covenants referred to above continue beyond the term of Mr. Conn’s employment agreement.
(2)	Ms. Stehr’s employment agreement with us expired by its terms on December 31, 2008.
(3)	Covenant runs from the date of the executive’s new employment agreement.
(4)	Mr. Cole’s new employment agreement with us provides that during the term and a period of (i) two years thereafter, Mr. Cole cannot solicit our employees and (ii) one year thereafter, Mr. Cole cannot solicit our customers.

Termination Payments (without a change in control)

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the named executive officers under each employment agreement, assuming that a termination circumstance occurred as of December 31, 2008 and a “change in control” had not occurred:

		Estimated Amount of Termination Payment to:
Type of Payment	Termination Event	Neil Cole(1)	Warren Clamen	Andrew Tarshis	David Conn	Deborah Sorell Stehr
Payment of earned but unpaid salary, unreimbursed expense, and accrued but unused vacation time(2)	Termination for Cause or by executive without Good Reason	none	none	none	none	none

Earned but unpaid bonuses(2)	Termination without Cause or by executive for Good Reason, death or disability	none	none	none	none	none

Lump Sum Severance Payment	Termination without Cause or by executive for Good Reason	$2,649,000(3)	$1,101,389(4)	$1,101,389(4)	—	none

Pro rata portion of current year bonuses	Death, termination without Cause, or termination by executive for Good Reason	$500,000	none(5)	none(5)	none	none

Continued coverage under medical, dental, hospitalization and life insurance plans	Death, termination without Cause, or termination by executive for Good Reason	$40,256	$1,099	$34,142	none	none	(6)

1	Upon Mr. Cole’s termination without cause by us or for good reason by Mr. Cole, 75% of the then remaining unvested restricted stock units shall immediately vest, and the portion of performance based units shall become vested on the achievement of the performance goals through the date of termination.
2	At December 31, 2008, each named executive officer is assumed to have received all such payments.
3	Payable one half in monthly installments, and half on December 31, 2009.
4	These amounts are payable in lump sum within 30 days of termination. Also Mr. Clamen and Mr. Tarshis may be entitled to an additional payment of $750,000 in the event that stockholder approval has not been obtained for the stock awards they are entitled to receive pursuant to their employment agreements.
5	All such bonuses are discretionary.
6	Three months of continued health and medical benefits upon termination for Cause or upon death or disability.

Change in Control Payments

In lieu of the lump sum severance payment upon termination without a change of control, Mr. Cole is entitled to a lump sum payment equal to three times his base salary plus three times his average annual bonus for the last three years upon termination following a change in control.

In addition to the payments made upon termination by the Company without cause or termination by the executive for good reason, the employment agreements with Ms. Sorell Stehr, Mr. Tarshis and Mr. Clamen provide that, if, within twelve months of a “change in control,” their employment is terminated by us without “cause” or they terminate their employment with us for “good reason,” as all such terms are defined in each employment agreement, we are obligated to make a lump-sum severance payment to each such named executive officer equal to $100 less than three times the named executive officer’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code).

Under the circumstances described above, all of the named executive officers were entitled to an accelerated vesting and payment of stock options and restricted stock awards granted to that named executive officer. However, the sum of any lump sum payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the named executive officer, with the exception of Mr. Cole, may not equal or exceed an amount that would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code). With respect to Mr. Cole, such payment is due within 60 days of December 31, 2008.

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would have been entitled upon termination of employment if we had terminated their employment without cause within twelve (12) months following a “change in control” of our Company that (by assumption) occurred on December 31, 2008 and prior to the expiration of any employment agreements.

Name	Cash Severance Payment ($)(1)		Continuation of Medical/Welfare Benefits (Present Value) ($)	Present Value of Accelerated Vesting of Equity Awards ($)(2)	Present Value of Accelerated Payment of Bonus ($)	Total Termination Benefits ($)
Neil Cole	$3,738,702	(3)	$39,741	$3,321,248	$11,688	$7,111,379
Warren Clamen	2,974,450	(4)(8)	1,085	6,669	—	2,982,204
Andrew Tarshis	2,288,198	(5)(8)	33,705	12,190	—	2,334,093
Deborah Sorell Stehr(7)	2,704,609	(6)	—	5,584	—	2,710,193

(1)	Mr. Clamen, Mr. Tarshis and Ms. Sorell Stehr may be entitled to additional payments of $1,109,043, $1,147,186 and $5,485, respectively, to the extent that any portion of those amounts are ascribed to any post-termination obligations set forth in their respective employment agreements that were in effect on December 31, 2008.
(2)	This amount represents the unrealized value of the unvested portion of the respective named executive officer’s restricted stock based upon the closing price of our common stock on December 31, 2008.

(3)	Payable within 60 days of termination.
(4)	$1,101,389 is payable within 30 days of termination. The difference is due within 15 days of termination.
(5)	$1,147,186 is payable within 30 days of termination. The difference is due within 15 days of termination.
(6)	Payable within 15 days of termination
(7)	Mr. Stehr ceased serving as an officer in February 2009.
(8)	Mr. Clamen and Mr. Tarshis may be entitled to an additional payment of $750,000 in the event that stockholder approval has not been obtained for the stock awards they are entitled to receive pursuant to their employment agreements.

The new employment agreement with Mr. Cole also contains certain non-competition and non-solicitation covenants restricting such activities for periods equal to the term of the agreement and any renewal period plus one and two years, respectively, after the agreement is terminated for any reason.

VOTING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common stock as of the Record Date by each of our directors and our named executive officers, all of our executive officers and directors, as a group, and each person known by us to beneficially hold five percent or more of our common stock, based on information obtained from such persons.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock underlying options, warrants, restricted stock units and other convertible securities that are exercisable or convertible within 60 days of the Record Date and shares of our common stock underlying restricted stock awards that vest within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. Shares of common stock subject to options, warrants, restricted stock units or other convertible securities that are not exercisable or convertible and restricted stock awards that do not vest within 60 days from the Record Date are not included in the table below as “beneficially owned”. The same securities may be beneficially owned by more than one person.

Percentage ownership is based on 71,299,210 shares of our common stock outstanding as of the Record Date. The address for each beneficial owner, unless otherwise noted, is c/o Iconix Brand Group, Inc. at 1450 Broadway, New York, New York 10018.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Company’s Outstanding Common stock Beneficially Owned
Neil Cole	2,565,482	(1)	3.5%
Warren Clamen	124,407	(3)	*
Andrew Tarshis	22,879	(4)	*
David Conn	133,364	(2)	*
Deborah Sorell Stehr	137,219	(5)	*
Barry Emanuel	201,853	(6)	*
Steven Mendelow	196,688	(7)	*
Drew Cohen	67,382	(8)	*
F. Peter Cuneo	96,000		*
Mark Friedman	26,364		*
James A. Marcum	18,544		*
Fred Alger Management, Inc.
Fred Alger Management, Inc.
Alger Associates, Inc. 111 Fifth Avenue New York, New York 10003	5,074,180	(9)	7.1%
Baron Capital Group, Inc. 767 Fifth Avenue New York, NY 10153	3,750,000	(10)	5.3%
FMR LLC 82 Devonshire Street Boston, MA 02109	5,387,417	(12)	7.6%
Barclays Global Investors, NA 400 Howard Street
San Francisco, CA 94105	3,869,219	(13)	5.4%
All directors and executive officers as a group (9 persons)	3,319,599	(14)	4.5%

*	Less than 1%
(1)	Includes (i) 2,210,366 shares of common stock issuable upon exercise of options (ii) 236,337 shares of common stock underlying restricted common stock units that vested on December 31, 2008, the delivery of which Mr. Cole has agreed to defer and (iii) 20,000 shares of common stock owned by Mr. Cole’s children. Does not include (i) shares held in Mr. Cole’s account under the Company’s 401(k) savings plan over which Mr. Cole has no current voting or investment power, or (ii) 945,347 shares of common stock underlying restricted common stock units that have not vested, the delivery of which Mr. Cole has agreed to defer.
(2)	Includes 125,000 shares of common stock issuable upon exercise of options.
(3)	Includes 110,000 shares of common stock issuable upon exercise of options.
(4)	Includes 10,000 shares of common stock issuable upon exercise of options.
(5)	Includes 125,000 shares of common stock issuable upon exercise of options. Does not include shares held in Ms. Sorell Stehr’s account under our 401(k) savings plan over which she has no current voting or investment power.
(6)	Includes 191,173 shares of common stock issuable upon exercise of options.

(7)	Includes 100,250 shares of common stock issuable upon exercise of options and 60,750 shares of common stock owned by C&P Associates, with which Mr. Mendelow and his wife are affiliated and over whose securities they exercise shared voting and investment control.
(8)	Includes 50,000 shares of common stock issuable upon exercise of options.
(9)	Based on an amendment to a Schedule 13G filed by Fred Alger Management, Inc. and Alger Associates, Incorporated on February 17, 2009.
(10)	Baron Capital Group, Inc. (“BCG”) is deemed to have beneficial ownership of these shares, which are held by BCG or entities that it controls. BCG and Ronald Baron disclaim beneficial ownership of the shares held by their controlled entities (or the investment advisory clients thereof) to the extent that persons other than BCG and Ronald Baron hold such shares. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc. and its affiliates. The information provided is based upon an amendment to a Schedule 13G filed February 12, 2009, by BCG and its affiliates: Bamco, Inc.; Baron Small Cap Fund; and Ronald Baron.
(11)	Intentionally Omitted.
(12)	According to an amendment to a Schedule 13G filed on February 17, 2009, Fidelity Management & Research Company, herein referred to as Fidelity, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, at December 31, 2008 was the beneficial owner of 4,685,644 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares of our common stock owned by the investment companies at December 31, 2008 included 7,257 shares of common stock resulting from the assumed conversion of $200,000 principal amount of our 1.875% convertible senior subordinated notes (36.2845 shares of common stock for each $1,000 principal amount of convertible notes). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,685,644 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC, herein referred to as PGALLC, 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 61,873 shares or 0.106% of our outstanding common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. The number of shares of our common stock owned by the institutional account(s) at December 31, 2008 included 32,873 shares of common stock resulting from the assumed conversion of $906,000 principal amount of our 1.875% convertible senior subordinated notes (36.2845 shares of common stock for each $1,000 principal amount of convertible note). Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 61,873 shares and sole power to vote or to direct the voting of 61,873 shares of our common stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company, herein referred to as PGATC, 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, or Exchange Act, is the beneficial owner of 583,792 shares or 1.001% of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. The number of shares of our common stock owned by the institutional account(s) at December 31, 2008 included 2,540 shares of common stock resulting from the assumed conversion of $70,000 principal amount of our 1.875% convertible senior subordinated notes (36.2845 shares of Common Stock for each $1,000 principal amount of convertible notes). Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 583,792 shares and sole power to vote or to direct the voting of 583,792 shares of our common stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited, herein referred to as FIL, Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 56,108 shares of our common stock outstanding of the Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). FMR LLC filed the amendment to the Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

(13)	The shares reported are held by Barclays Global Investors, NA in trust accounts for the economic benefit of the beneficiaries of those accounts. An affiliate of Barclays Capital Inc. holds approximately 6.5% of our common stock. Barclays Capital Inc. has no voting or dispositive power over such shares. The information provided is based upon a Schedule 13G filed February 5, 2009 by Barclay’s Global Investors, NA.
(14)	Includes 2,671,789 shares of common stock issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, our audit committee must review and approve, where appropriate, all related party transactions.

On May 1, 2003, we granted Kenneth Cole Productions, Inc. the exclusive worldwide license to design, manufacture, sell, distribute and market footwear under our Bongo brand. The chairman of Kenneth Cole Productions is Kenneth Cole, who is the brother of Neil Cole, our chief executive officer and president. During the Current Quarter and Prior Year Quarter, we earned $0.2 million and $0.3 million, respectively, in royalties from Kenneth Cole Productions. During fiscal 2008 and fiscal 2007, we received $1.1 million and $0.7 million in royalties from Kenneth Cole Productions, respectively.

The Candie’s Foundation, a charitable foundation founded by Neil Cole for the purpose of raising national awareness about the consequences of teenage pregnancy, owed us $0.5 million and $0.8 million as of March 31, 2009 and December 31, 2008, respectively. The Candie’s Foundation will pay-off the entire borrowing from us during 2009 although additional advances will be made as and when necessary.

We recorded expenses of approximately $354,000 for fiscal 2008 for the hire and use of aircraft solely for business purposes owned by a company in which our chairman, chief executive officer and president is the sole owner. There were no such expenses in fiscal 2007. Management believes that all transactions were made on terms and conditions no less favorable than those available in the marketplace from unrelated parties.

AUDIT COMMITTEE REPORT

In 2009 the Audit Committee met with management and representatives of BDO Seidman, LLP to review preparations for the audit including review of control procedures required pursuant to implementation of Section 404 of the Sarbanes-Oxley Act of 2002, and the procedures and timing of the audit of our financial statements. Following completion of the audit of the financial statements, the Audit Committee met with representatives of BDO Seidman, LLP and management to review the audit findings. The Audit Committee also discussed with representatives of BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communication with Audit Committees”, as adopted by the Public Accounting Oversight Board.

The Audit Committee received the written disclosures and the confirming letter from BDO Seidman, LLP required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with BDO Seidman its independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

THE AUDIT COMMITTEE
Steven Mendelow, Chairperson
Drew Cohen
F. Peter Cuneo
James A. Marcum

PROPOSAL II

APPROVAL OF 2009 EQUITY INCENTIVE PLAN

Proposed 2009 Equity Incentive Plan

Subject to stockholder approval, our Board of Directors has approved our 2009 Equity Incentive Plan (the “2009 Plan”).

General Description of the 2009 Plan

The 2009 Plan will be administered by the compensation committee of the Board although the 2009 Plan allows for administration of the 2009 Plan by another committee of the Board appointed from among its members as provided in the 2009 Plan composed of independent directors. In the absence of a compensation committee or other such committee the Plan will be administered by the entire Board. For purposes of the discussion under this Proposal I the term “compensation committee” shall be deemed to refer to the compensation committee of the Board or then other administrator of the 2009 Plan.

Under the 2009 Plan, the committee administering the 2009 Plan is authorized to grant awards to non-employee directors, executive officers and other employees of, and consultants and advisors to, the Company or any of its Subsidiaries (as defined in the 2009 Plan) and to determine the number and types of such awards and the terms, conditions, vesting and other limitations applicable to each such award. In addition, the committee has the power to interpret the 2009 Plan and to adopt such rules and regulations as it considers necessary or appropriate for purposes of administering the 2009 Plan.

The following types of awards or any combination of them may be granted under the 2009 Plan: (i) incentive stock options, (ii) non-qualified stock options, (iii) stock grants, including stock units, and (iv) performance awards.

The aggregate number of shares of common stock to be reserved for awards granted or to be granted under the 2009 Plan is 3,000,000 shares, subject to adjustments for stock splits, recapitalizations and other specified events. Such shares may be treasury shares or authorized but unissued shares. If any outstanding award is cancelled, forfeited, or surrendered to the Company, shares of common stock allocable to such award may again be available for awards under the 2009 Plan. Incentive stock options may be granted only to participants who are executive officers and other employees of the Company or any of its Subsidiaries on the date of the grant, and non-qualified stock options may be granted to any participant in the 2009 Plan. No stock option granted under the 2009 Plan will be exercisable later than ten years after the date it is granted. The maximum number of shares of common stock with respect to which awards may be granted to any individual participant under the 2009 Plan during each of the Company’s fiscal years will not exceed 1,500,000 shares, subject to certain adjustments.

Set forth below is a more detailed summary of the principal features of the 2009 Plan. The description of the 2009 Plan contained in this proxy statement is not intended to be complete and is qualified in its entirety by reference to the full text of the 2009 Plan attached to this proxy statement as Annex A. Stockholders should read the 2009 Plan in its entirety.

Reason for the 2009 Plan

The Board of Directors believes that options and other equity awards granted under the Company’s existing stock option and incentive plans have contributed significantly to the success of the Company by enabling the Company to attract and retain the services of employees, including executive officers, directors, consultants and advisors of exceptional ability. Because the success of the Company is largely dependent upon the judgment, interest and special efforts of these employees, directors, consultants and advisors, the Company endeavors to continue to provide stock based incentive awards to recruit, motivate and retain these individuals. In this regard, pursuant to the terms of the employment agreement the Company entered into on January 28, 2008 with its chairman of the board, president and chief executive officer, Neil Cole, on February 19, 2008, Mr. Cole was granted 1,181,684 time-vested restricted common stock units (the “RSUs”) under the Company’s 2006 Equity Incentive Plan (“2006 Plan”) and 571,150 performance-based restricted common stock units (the “PSUs”) under the 2006 Plan.

On May 21, 2008, Mr. Cole entered into an agreement with the Company that provides for the rescission of a total of 256,034 of the 571,150 PSUs granted pursuant to his employment agreement. The RSUs vest in five substantially equal annual installments commencing on December 31, 2008, subject to Mr. Cole’s continuous employment with us on the applicable vesting date, and the PSUs are subject to vesting based on our achievement of the following performance goals: 50% is tied to the achievement of EBITDA growth, 25% is tied to the achievement of market cap growth and 25% is tied to the achievement of stock price growth. Both grants are subject to forfeiture upon the termination of Mr. Cole’s employment under certain circumstances. In addition, Mr. Cole’s ability to sell or otherwise transfer the common stock underlying the RSUs and the PSUs while he is employed by the Company is subject to certain restrictions. Pursuant to the employment agreement, Mr. Cole is also entitled to a grant of 216,639 additional PSUs and the common stock issuable thereunder. The future issuance of these 216,639 PSUs and the 256,034 PSUs that were the subject of the rescission agreement between Mr. Cole and the Company (a total of 472,673 PSUs) or any portion thereof, is conditioned upon (i) the grant thereof by the administrator of the 2006 Plan or any successor plan and (ii) either (x) receipt of stockholder approval of an additional number of shares of our common stock available for awards under the 2006 Plan or a successor plan or (y) the availability of our common stock under the 2006 Plan or a successor plan in an amount at least equal to the number of shares of common stock underlying the portion of such 472,673 PSUs. Therefore, Mr. Cole will be granted under the 2009 Plan the 472,673 PSUs referred to above if this proposal to adopt the 2009 Plan is approved. These PSUs will be subject to vesting based on the Company’s achievement of designated performance goals and are subject to forfeiture upon the termination of Mr. Cole’s as discussed above.

In addition, if this proposal to adopt the 2009 Plan is approved, Messrs. Clamen and Tarshis will each be entitled pursuant to their respective employment agreements to receive an award of 70,542 shares of the Company’s common stock upon approval by stockholders of a plan covering the awards. The shares will vest in three equal annual installments with the first installment vesting on November 11, 2009, subject to acceleration under certain circumstances, as set forth in their employment agreements.

The awards described above are set forth in the table below captioned “New Plan Benefits 2009 Equity Incentive Plan” which also sets forth information relating to additional awards to be granted under the 2009 Plan if it is approved at this meeting. In addition, if the 2009 Plan is approved, it would also allow additional awards under the 2009 Plan to be made to officers and other employees, directors, consultants and advisors of the Company and its Subsidiaries.

Summary of the 2009 Plan

Awards

The following types of awards or any combination of them may be granted under the 2009 Plan: (i) “Stock Options” (both “Incentive Stock Options” and “Non-Qualified Options”) to acquire shares of common stock; (ii) “Stock Grants” which entitle the grantee to acquire shares of common stock which may be subject to certain restrictions such as restrictions on transferability which may include stock units including restricted stock units; and (iii) “Performance Awards,” which entitle the grantee to receive, without payment, an award following the attainment of performance goals. Awards are evidenced by award agreements in such forms as the Board committee administering the 2009 Plan or the Board, as the case may be, approves from time to time. Each award is subject to such terms and conditions consistent with the 2009 Plan, as determined by the compensation committee and as set forth in the award agreement. The compensation committee shall have the authority to retract any award granted under the 2009 Plan in case of a material restatement of the financial statements of Iconix or if it is otherwise determined by the compensation committee or Board that the previously granted award was not earned by the participant.

Administration of the 2009 Plan

If the 2009 Plan is approved at this meeting, it is anticipated that the 2009 Plan will be administered by the compensation committee of the Board. Under the 2009 Plan, the compensation committee will be authorized to grant awards to outside directors, executive officers, and other employees, and consultants and advisors to, Iconix or any of its Subsidiaries and to determine the number and types of such awards and the terms, conditions, vesting and other limitations applicable to each such award. In addition, the compensation committee has the power to interpret the 2009 Plan and to adopt such rules and regulations as it considers necessary or appropriate for purposes of administering the 2009 Plan.

Eligibility and Participation

All outside directors, executive officers and other employees of, and consultants and advisors to, Iconix or any of its Subsidiaries, who are significantly responsible for the success and future growth and profitability of Iconix, as determined by the compensation committee, will be eligible to be participants in the 2009 Plan. As of the date of this proxy statement, seven directors, two non-director executive officers and approximately 63 non executive-officer employees would be eligible to be participants under the 2009 Plan. We are presently unable to determine the number of consultants or advisors who may be eligible to receive awards under the 2009 Plan. The number of persons covered by the 2009 Plan may increase if we employ additional employees, elect additional directors or retain additional consultants and advisors. A participant’s right, if any, to continue to serve Iconix as a director, executive officer or other employee, or otherwise will not be enlarged or otherwise affected by his or her designation as a participant under the 2009 Plan. Participants may receive one or more awards under the 2009 Plan.

Shares Subject to Awards

The aggregate number of shares of Common Stock that will be reserved for awards, including shares underlying stock options, to be granted under the 2009 Plan is 3,000,000 shares, subject to adjustments for stock splits, recapitalizations and other specified events. The maximum number of shares of Common stock with respect to which awards may be granted or measured to any individual participant under the 2009 Plan during any fiscal year may not exceed 1,500,000 shares, subject to certain adjustments. Such shares may be treasury shares or authorized but unissued shares. If any outstanding award is canceled, forfeited, or surrendered to Iconix for tax withholding purposes, shares of common stock allocable to such award may again be available for awards under the 2009 Plan.

Stock Options

Stock Options granted under the 2009 Plan may be either Incentive Stock Options (within the meaning of Section 422 of the Internal Revenue Code ) or Non-Qualified Stock Options that do not qualify as Incentive Stock Options. See “U.S. Federal Income Tax Consequences.”

The committee administering the 2009 Plan determines the exercise price at which shares underlying a Stock Option may be purchased, whether an Incentive Stock Option or a Non-Qualified Stock Option. However, the exercise price of a Stock Option may not be less than the fair market value of the shares of common stock on the date the Stock Option is granted. No Stock Option will be exercisable later than ten years after the date it is granted. Stock Options granted under the 2009 Plan are exercisable at such times as specified in the 2009 Plan and the award agreement. Except as otherwise provided in the award agreement or by the compensation committee, a participant in the 2009 Plan must pay the option exercise price in cash.

Incentive Stock Options may be granted only to executive officers and other employees of Iconix or any of its Subsidiaries. The aggregate market value (determined as of the date of grant) of common stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Furthermore, Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all outstanding classes of stock of Iconix or any of its subsidiaries, unless the exercise price is fixed at not less than 110% of the fair market value of the common stock on the date of grant, and such an Incentive Stock Option cannot be exercised more than five years after the date of grant.

Stock Grants

Stock Grant may be granted to executive officers and other employees of, or consultants or advisors to, Iconix or any of its subsidiaries. Stock Grants may be consist of shares of common stock or Stock Units (unfunded and unsecured promises, denominated in shares of common stock, to deliver common stock or cash measured by the value of common stock). A Stock Grant may include restrictions on the vesting, sale or other disposition of the shares or cash covered by the award, and Iconix may have the right to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods. The award agreement will specify whether the participant will have, with respect to the shares of common stock subject to a Stock Grant, all of the rights of a holder of shares of common stock, including the right to receive dividends, if any, and to vote the shares.

Performance Awards

Performance Awards may be granted to executive officers and other employees of Iconix or any of its subsidiaries. The compensation committee will set performance targets at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon company-wide, divisional and/or individual performance.

Payment of earned Performance Awards may be made in shares of common stock or in cash and will be made in accordance with the terms and conditions prescribed or authorized by the compensation committee. The participant may elect to defer, or the compensation committee may require or permit the deferral of, the receipt of Performance Awards upon such terms as the compensation committee deems appropriate.

Performance-Based Awards

Certain awards made under the 2009 Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Section 162(m) of the Code and the regulations thereunder) and are exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). It is anticipated that any Stock Options to be granted under the 2009 Plan and certain Stock Grants and Performance Awards granted under the 2009 Plan, and the compensation attributable to such awards, are intended to (i) qualify as Performance-Based Awards or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Among other criteria, awards qualify as Performance-Based Awards if at the time of grant the compensation committee is comprised solely of two or more “outside directors” (as this term is used in Section 162(m) of the Code and the regulations thereunder). In making these awards, the compensation committee must establish and apply objective performance goals and may use one or more or a combination of goals including sales; revenues; assets; costs; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return or stockholder value; sales of particular products or services; customer acquisition or retention; safety, health or environmental affairs performance; compliance; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings and other similar objective factors.

Effect of Change in Control

The 2009 Plan provides for the acceleration of certain benefits in the event of a “Change in Control” of Iconix. The meaning of a “Change in Control” is either defined in 2009 Plan, or, in certain circumstances, as defined in the participant’s employment agreement or change-in-control agreement, if one exists. The 2009 Plan definition includes, among other things, such events as the sale of all or substantially all the assets of Iconix, any person becoming the beneficial owner of more than 50% of Iconix voting stock, and a merger of Iconix where Iconix stockholders own less than 51% of the voting stock of the surviving entity.

All unvested awards granted under the 2009 Plan will become fully vested immediately upon the occurrence of the Change in Control and such vested awards will be paid out or settled, as applicable, within 60 days upon the occurrence of the Change in Control, subject to requirements of applicable laws and regulations. The compensation committee may determine that upon the occurrence of a Change in Control, each Stock Option outstanding will terminate and the holder will receive, within 60 days upon the occurrence of the Change in Control, an amount equal to the excess of the fair market value of the shares underlying the award immediately prior to the occurrence of such Change in Control over the exercise price per share of such award. This cash out amount is payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof.

Adjustments to Awards Due to Changes in Iconix’s Capital Structure

In the event of any change in the shares of common stock by reason of a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, exchange of shares, or other similar change in the corporate structure or distribution to stockholders, each outstanding Stock Option will be adjusted. The adjustments will make each award exercisable thereafter for the securities, cash and/or other property as would have been received in respect of the common stock subject to such award had the Stock Option been exercised in full immediately prior to the change or distribution. Furthermore, in the event of any such change or distribution, in order to prevent dilution or enlargement of participants’ rights under the 2009 Plan, the compensation committee has the authority to make equitable adjustments to, among other things, the number and kind of shares subject to outstanding awards and exercise price of outstanding awards.

Termination of Employment

If a participant’s employment is terminated due to death or disability, then the participant’s unvested Stock Grants and unexercisable Stock Options become vested or exercisable, as applicable, immediately as of the date of the termination of the participant’s employment. All Stock Options that were or became exercisable as of the date of the participant’s death or termination of employment, will remain exercisable until the earlier of (i) the end of the one-year period following the date of the participant’s death or following the date of the termination of his or her employment, as the case may be, or (ii) the date the Stock Option would otherwise expire. All unearned or unvested Performance Awards held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, will immediately become earned or vested as of such date and will be paid out or settled within 60 days following such termination based on the participant’s performance immediately prior to the date of the participant’s death or the date of the termination of his or her employment on a pro-rated basis with a minimum of at least one year into a performance period.

Other than as set forth in an employment or other agreement, the award agreement or other written agreement, a participant whose employment is voluntarily terminated by the participant, or whose employment is terminated for cause, as defined in the 2009 Plan, forfeits all awards granted to the participant under the 2009 Plan, whether or not vested, exercisable or earned, held by the participant on the date of such termination. A participant whose employment is terminated for any reason, other than for cause, death or disability, including, without limitation, retirement, forfeits all unvested, unexercisable and unearned awards granted to the participant. All exercisable Stock Options held by the participant on the date of the termination of his or her employment for any reason other than for voluntary termination, cause, death or disability will remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination of the participant’s employment, or (ii) the date the Stock Option would otherwise expire. The 2009 Plan’s provisions relating to termination of employment may be modified in the discretion of the compensation committee.

Transferability

Each award granted under the 2009 Plan to a participant who is subject to restrictions on transferability and/or exercisability is not transferable otherwise than by will or the laws of descent and distribution, and/or is exercisable, during the participant’s lifetime, only by the participant. The compensation committee may allow a Stock Option to be exercisable during a period after the death of the participant by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option will pass by will or the laws of descent and distribution. The compensation committee also may permit an award (other than an Incentive Stock Option) to be transferred by a participant solely to members of the participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the award agreement.

Amendment of Awards

The terms and conditions applicable to any award may be amended or modified by mutual agreement between Iconix and the participant or any other persons as may then have an interest in the award. Also, by mutual agreement between Iconix and a participant under the 2009 Plan or under any other present or future plan of Iconix, awards may be granted to a participant in substitution and exchange for, and in cancellation of, any awards previously granted to a participant under the 2009 Plan or any other present or future plan of Iconix.

Term and Amendment of the 2009 Plan

If the 2009 Plan is approved at this meeting it will terminate on August 13, 2019, unless terminated sooner by the Board or the compensation committee. Subject to the provisions of the 2009 Plan, the Board or the compensation committee may amend the 2009 Plan from time to time, and suspend or terminate the 2009 Plan at any time. Without stockholder approval, no amendment may (i) increase the total number of shares which may be issued under the 2009 Plan or the maximum number of shares with respect to which Stock Options and other awards that may be granted to any individual under the 2009 Plan; (ii) modify the requirements as to eligibility for awards under the 2009 Plan; (iii) disqualify any Incentive Stock Options granted under the 2009 Plan; or (iv) effect the repricing of Stock Options.

U.S. Federal Income Tax Consequences

The following information summarizes the material U.S. federal income tax consequences upon participants and the Company with respect to the grant and exercise of stock options under the 2009 Plan. It does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. This summary is qualified in its entirety by reference to the applicable provisions of the Code and the regulations adopted under the Code, each as in effect on the date hereof.

Participants are encouraged to consult their own tax advisors regarding the municipal, state, U.S. federal and foreign income tax consequences in their particular circumstances and with respect to their particular awards. The provisions of the Code described in this section include current U.S. federal income tax law only and do not reflect any proposals to revise current tax law. The U.S. federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the U.S. federal income tax consequences applicable to persons who are not subject to Section 16(b).

To ensure compliance with IRS Circular 230, stockholders are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used by a stockholder, for the purpose of avoiding penalties that may be imposed on the stockholder under the Code, (b) such discussion is written in connection with this proxy statement and the matters addressed herein, and (c) a stockholder should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Incentive Stock Options

Generally, under the Code, an optionee will not realize taxable income by reason of the grant or exercise of an Incentive Stock Option granted pursuant to the 2009 Plan (see, however, discussion of alternative minimum tax below). If an optionee exercises an Incentive Stock Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and Iconix will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a “disqualifying disposition”), the optionee generally will realize ordinary income in the year of disposition and Iconix will receive a corresponding deduction in an amount equal to the excess of (i) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition will be short- term or long-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he or she sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee’s tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition.

The exercise of an Incentive Stock Option may subject the optionee to the so-called “alternative minimum tax” (“AMT”). The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the AMT. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Stock Option, no adjustment is then required for purposes of the AMT, but regular income tax, as described above, may result from such disqualifying disposition.

An optionee who surrenders shares as payment of the exercise price of his or her Incentive Stock Option generally will not recognize gain or loss on his or her surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Stock Option in payment of the exercise price of another Incentive Stock Option, is, however, a “disposition” of such stock. If the Incentive Stock Option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

Under the Code, all of the shares received by an optionee upon exercise of an Incentive Stock Option by surrendering shares will be subject to the Incentive Stock Option holding period requirements. Of those shares, a number of shares (the “Exchange Shares”) equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were Incentive Stock Option shares) and the same capital gains holding period as the shares surrendered.

For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Stock Options

Generally, there will be no U.S. federal income tax consequences to either the optionee or Iconix on the grant of Non-Qualified Stock Options pursuant to the 2009 Plan. On the exercise of a Non-Qualified Stock Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Iconix will be entitled to a U.S. federal income tax deduction (subject to the limitations contained in Code Section 162(m)) in an amount equal to such excess, provided that Iconix complies with applicable reporting rules.

Upon the sale of stock acquired by exercise of a Non-Qualified Stock Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. For individuals, capital losses are deductible only to the extent of capital gains for the year plus $3,000. An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Stock Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See “Incentive Stock Options.” The optionee will recognize ordinary income on the exercise of the Non-Qualified Stock Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Stock Grants

The taxability of a Stock Grant to a participant is dependent upon the extent to which the award is restricted on the date of grant. If a Stock Grant is either transferable or not subject to a substantial risk of forfeiture, a participant will recognize taxable ordinary income on the date of grant. If a Stock Grant is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made as described below, a participant will not recognize taxable ordinary income on the date of grant, but will at such time or times as the Stock Grant becomes either transferable or not subject to a substantial risk of forfeiture in an amount equal to the fair market value of such shares at that time. Within thirty days of receipt of a Stock Grant that is not transferable and subject to a substantial risk of forfeiture, a participant may file an election with the Internal Revenue Service to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the shares subject to the award at the time of receipt. In such event, any subsequent appreciation in the value of such shares will not be taxable as compensation to a participant upon the vesting of shares subject to the award. However, if shares subject to the award are forfeited subsequent to such election, a participant will not be entitled to a tax deduction. For purposes of determining the amount of taxable gain or loss upon a subsequent disposition of shares issued pursuant to such an award, the amount recognized as ordinary income to a participant will be treated as the cost basis for such shares. Shares which are held for more than one year after vesting (or in the event of an election as described above, the date of receipt) generally will qualify for long-term capital gain treatment.

Performance Awards

The tax consequences of a performance award depend upon the nature of the underlying award and if and when the performance goals are achieved. If a performance award consists of a promise to deliver common stock at a future date based upon the satisfaction of certain targets, such awards will be subject to U.S. federal income taxation as ordinary income based upon the fair market value of the common stock on the date such performance awards are earned by a participant by satisfying the performance targets, provided that such awards are not then subject to a substantial risk of forfeiture.

Application of Code Section 409A to Deferred Compensation Arrangements

The 2009 Plan provides that, under certain circumstances, the receipt of a benefit resulting from an award under the 2009 Plan may be electively deferred by the participant (or the compensation committee, as applicable) to a time that is later than the year in which such benefit becomes vested. To the extent that a participant makes such a deferral election, Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004 (the “Jobs Act”), subjects the deferral arrangement to certain substantive requirements including (among other items) deferral election and payment timing requirements. In the event that a deferral arrangement fails to comply with Code Section 409A in form or operation, a participant may become subject to: (i) the imposition of U.S. federal income tax (and potentially state and local income tax) on all amounts deferred in the tax year in which the amounts are deferred (or, if later, in the tax year when the receipt of the benefits are no longer subject to a substantial risk of forfeiture); (ii) a penalty tax of 20 percent of the includable amount (in addition to the regular income tax at ordinary income rates); and (iii) interest at the underpayment rate plus 1 percent from the time the amount was first deferred (or, if later, the tax year when the benefits are no longer subject to a substantial risk of forfeiture) until the time the amount is included in income. Code Section 409A may require significant changes to existing nonqualified deferred compensation plans no later than December 31, 2008. The 2009 Plan specifically provides that any awards in connection therewith shall be structured in a manner (as determined by the Board) that is intended to comply with the requirements of Section 409A, and that any deferrals of payments under the 2009 Plan (whether requested by the participant or otherwise required by the compensation committee) with respect to Awards under this Plan shall not be allowed except to the extent that such deferrals would not (in the judgment of the Board) cause the payments to fail to satisfy the requirements for nonqualified deferred compensation plans described in Section 409A of the Code. Generally speaking, Section 409A of the Code does not apply to incentive stock options and nonqualified stock options granted at fair market value if no deferral is provided beyond exercise, or to restricted stock. Although Iconix will institute a review of the 2009 Plan with respect to the requirements of Code Section 409A, because the tax consequences to any participant in the 2009 Plan may depend upon such person’s situation, as well as the uncertain application of Code Section 409A, each participant in the 2009 Plan should consult his or her tax advisor as to the federal, state and local and other tax consequences with respect to the grant or exercise of an option or any other award granted under the 2009 Plan.

Withholdings of Tax; Company Deduction

Generally, whenever a participant realizes ordinary income under the 2009 Plan, a corresponding deduction is available to Iconix provided Iconix complies with certain reporting requirements. Under Code Section 162(m), however, Iconix will be denied a deduction for certain compensation if it exceeds $1,000,000 paid, excluding (among other things) certain performance-based compensation.

Iconix is entitled to withhold, or secure payment from a participant in lieu of withholding, the amount of any tax required by law to be withheld or paid by Iconix with respect to any amount payable or shares issuable under a participant’s award

On June 25, 2009, the last sale price of the common stock was $14.67 per share as reported on the Nasdaq Global Market.

Awards to be made under the 2009 Plan

The Summary Compensation Table above contains information on shares of common stock awarded to the Company’s named executive officers in 2008, all of which were awarded under the 2006 Plan. No other awards were granted to the Company’s named executive officers in 2008. As noted above, certain RSUs and PSUs were awarded in February 2008 to the Company’s chief executive officer, Neil Cole, under the terms of his new employment agreement. Mr. Cole is also currently entitled to an award of 472,673 additional PSUs under that agreement and Messrs. Clamen and Tarshis are each currently entitled to receive an award of 70,542 shares of common stock, in each case subject to stockholder approval of this proposal to adopt the 2009 Plan. The following table sets forth information regarding the stock-based awards that the Company currently expects to grant in 2009 under the 2009 Plan, subject to stockholder approval of the 2009 Plan.

New Plan Benefits

2009 Equity Incentive Plan

Name and Position	Dollar Value ($)	Number of Units (1)
Neil Cole, Chairman of the Board, President and Chief Executive Officer	(2)	472,673	(3)

Warren Clamen, Executive Vice President and Chief Financial Officer	(4)	70,542

Andrew Tarshis, Executive Vice President and General Counsel	(4)	70,542

Executive Group (3 persons)	(5)	613,757

Non-Executive Director Group (6 persons)	(6)	24,000	(7)

Non-Executive Officer Employee Group (1 person)	(8)	107,476

(1)	The amount of any other individual grants that will be made if the proposed 2009 Plan is approved has not been determined although we currently anticipate that additional awards of our common stock or other-stock based-awards will be made in 2009 and thereafter under the 2009 Plan to certain employees and other persons eligible to receive awards under the 2009 Plan.
(2)	The dollar value of the PSU award depends on the value of a share of common stock of the Company on the date of grant. The number of PSUs to be awarded under Mr. Cole’s employment agreement was based upon a 10-day average price of $20.31 per share determined in accordance with the terms of his new employment agreement. Based on closing price of $14.67 on June 25, 2009, the value of the common stock underlying the PSUs is $6,934,113.
(3)	The grant of 472,673 PSUs and the common stock issuable thereunder is subject to stockholder approval of the 2009 Plan (pursuant to this Proposal II), an amendment to increase the number of shares under the 2006 Plan, or approval of another incentive plan that would cover such grants.
(4)	Based on closing price of $14.67 on June 25, 2009, the value of the common stock underlying these shares is $1,034,851.
(5)	Based on closing price of $14.67 on June 25, 2009, the value of the common stock underlying these shares is $9,003,815.
(6)	The dollar value of the restricted shares of common stock awards to be granted to non-employee members of the Board depends on the value of a share of common stock of the Company on the date of grant.
(7)	Represents grant of 4,000 restricted shares of common stock anticipated to be awarded by the Company to each of the non-employee members of the Board on or about January 1, 2010.
(8)	Based on closing price of $14.67 on June 25, 2009, the value of the common stock underlying these shares is $1,576,673.

There are two reasons for seeking stockholder approval of Proposal II. One is to satisfy a Nasdaq Stock Market requirement that requires companies whose shares are reported on the Nasdaq Global Market to obtain stockholder approval of stock plans for directors, officers or key employees. The second reason is to satisfy requirements of the Code which require stockholder approval of the stock plan in order for options granted under the 2009 Plan to qualify as incentive stock options to the extent so designated and for the 2009 Plan to satisfy one of the conditions of Section 162(m) of the Code applicable to performance-based compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2008, without giving effect to the adoption of the 2009 Plan or shares subject to awards granted to our chief executive officer and others in 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	2,951,537	4.83	75,965
Equity compensation plans not approved by security holders: (1)	1,230,500	5.74	—
Total	5,373,443	5.10	75,965

(1)	Represents the aggregate number of shares of common stock issuable upon exercise of individual arrangements with option and warrant holders, including 630,500 options issued under the terms of our 2001 Stock Option Plan. These options and warrants are up to three years in duration, expire at various dates through December 28, 2015, contain anti-dilution provisions providing for adjustments of the exercise price under certain circumstances and have termination provisions similar to options granted under stockholder approved plans. See Note 7 of Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008 for a description of our stock option plans.

Recommendation

The Board of Directors recommends that you vote “FOR” approval of Proposal II and the adoption of our 2009 Equity Incentive Plan.

PROPOSAL III

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

BDO Seidman, LLP has audited and reported upon our financial statements for the fiscal year ended December 31, 2008. The audit committee of the Board of Directors has re-appointed BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending December 31, 2008. Although stockholder approval of the appointment of BDO Seidman, LLP is not required by law, the audit committee and the Board of Directors believe that it is advisable to give stockholders an opportunity to ratify this appointment. Furthermore, although the appointment of BDO Seidman, LLP is being submitted for stockholder ratification, the audit committee reserves the right, even after ratification by stockholders, to change the appointment of BDO Seidman, LLP our independent registered public accountants, at any time during the 2009 fiscal year, if it deems such change to be in our best interest. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

In addition to retaining BDO Seidman, LLP to audit our financial statements, we engage BDO Seidman, LLP from time to time to perform other services.

Audit Fees. The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2008 and fiscal 2007, internal controls over financial reporting and the reviews of the financial statements included in the Company’s Forms 10-Q, comfort letter and consents related to SEC registration statements and other capital raising activities for fiscal 2008 and fiscal 2007 totaled approximately $551,482 and $1,023,000, respectively.

Audit-Related Fees. There were approximately $72,900 and $189,000 aggregate fees billed by BDO Seidman, LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements for fiscal 2008 and fiscal 2007, respectively, and that are not disclosed in the paragraph captions “Audit Fees” above. The majority of the audit-related fees in fiscal 2008 were related to the audits of the financial statements of IP Holdings and Candie’s Foundation, whereas the majority of the audit-related fees in fiscal 2007 were related to audits of the financial statements for fiscal 2007 acquisitions.

Tax Fees. The aggregate fees billed by BDO Seidman, LLP for professional services rendered for tax compliance, for fiscal 2008 and fiscal 2007, were approximately $78,000, and $55,000, respectively. The aggregate fees billed by BDO Seidman, LLP for professional services rendered for tax advice and tax planning, for fiscal 2008 and fiscal 2007, were $0 and $0, respectively.

All Other Fees. There were no fees billed by BDO Seidman, LLP for products and services, other than the services described in the paragraphs captions “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” above for fiscal 2008 and fiscal 2007.

The audit committee has established its pre-approval policies and procedures, pursuant to which the audit committee approved the foregoing audit services provided by BDO Seidman, LLP in fiscal 2008. Consistent with the audit committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the audit committee. The full audit committee approves proposed services and fee estimates for these services. The audit committee chairperson or their designee has been designated by the audit committee to approve any services arising during the year that were not pre-approved by the audit committee. Services approved by the audit committee chairperson are communicated to the full audit committee at its next regular meeting and the audit committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the audit committee approved all the foregoing audit services and permissible non-audit services provided by BDO Seidman, LLP.

Recommendation

The Board of Directors recommends that you vote FOR approval of Proposal III and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2010 must submit the proposal in proper form consistent with our By-Laws to us at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act not later than March 1, 2010 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Any such proposals, should contain the name and record address of the stockholder, the class and number of shares of our common stock beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be require to be included in the proxy statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Securities Exchange Act of 1934. The proposal and as well as any questions related thereto, should be directed to the Company’s Secretary.

If a stockholder submits a proposal after the March 1, 2010 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our Annual Meeting of Stockholders (but not in our proxy statement) for the fiscal year ending December 31, 2009 to be held in 2010, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to the Secretary of the Company in proper form at the address set forth above so that it is received by the Company’s Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure was made.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

Neil Cole,
Chairman of the Board,
President and Chief Executive Officer

June 29, 2009

ANNEX A

ICONIX BRAND GROUP, INC.

2009 EQUITY INCENTIVE PLAN

1.	Purpose

The 2009 Iconix Brand Group, Inc. Equity Incentive Plan (the “Plan”) is intended to provide incentives which will attract, retain, motivate and reward highly competent persons as non-employee directors, executive officers and other employees of, or consultants and advisors to, Iconix Brand Group, Inc. (the “Company”) or any of its subsidiary corporations, limited liability companies or other forms of business entities now existing or hereafter formed or acquired (“Subsidiaries”), by providing them opportunities to acquire shares of common stock, par value $.001 per share, of the Company (“Common Stock” or “Stock”) or to receive other Awards (as defined in Section 4 below) described herein. Furthermore, the Plan is intended to assist in further aligning the interests of such non-employee directors, executive officers and other employees, consultants and advisors, with those of the stockholders of the Company.

2.	Administration

a. The Plan generally shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Board of Directors of the Company (the “Board”) or another committee appointed by the Board from among its members. In the absence of such Committee, the Board shall administer the Plan. The use of the term “Committee” shall be deemed to mean the Board if no Committee has been appointed by the Board. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as a (i) “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. In addition, all Committee members shall be “independent directors” as defined in the applicable rules of the principal exchange or quotation system on which the Company’s common equity is listed for trading. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons and entities, including participants and their legal representatives.

b. No member of the Board, no member of the Committee and no agent of the Committee who is an employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Board, members of the Committee and any agent of the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

c. The Committee shall have the authority to grant Awards to non-employee directors, executive officers and other employees of, or consultants and advisors to, the Company or any of its Subsidiaries. Notwithstanding the foregoing, subject to any prohibition under applicable law, including any applicable exchange or trading market requirements, the Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine (other than the allocation of Awards to the executive officers of the Company, persons who are officers of the Company within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder (“Section 16 officers”), or the directors of the Company); (ii) to one or more officers of the Company the authority to allocate Awards among such persons (other than to the executive officers of the Company or Section 16 officers or the directors of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (ii) the Committee (or a properly delegated member or members of the Committee) shall (x) have authorized the issuance of a specified number of shares of Common Stock under such Awards and (y) shall have specified the consideration, if any, to be paid therefor; and (iii) to such employees or other persons as it determines such administrative duties as it may deem advisable. The Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or any of its Subsidiaries whose employees have benefited from the Plan, as determined by the Committee.

3.	Participants

Participants shall consist of such non-employee directors, executive officers and other employees of, or consultants and advisors to, the Company or any of its Subsidiaries and outside contractors who the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and who the Committee may designate from time to time to receive Awards under the Plan. Designation as a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type, amount and other terms of Awards.

4.	Types of Awards and Vesting Restrictions

Awards under the Plan may be granted in any one or a combination of (1) Stock Options, (2) Stock Grants, which for purposes of this Plan shall include (i) grants of Common Stock, (ii) unfunded and unsecured promises, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock (“Stock Units”) including Stock Units that are, or as to which the delivery of Stock or cash in lieu of Stock, is subject to the satisfaction of specific performance or other vesting conditions and (4) Performance Awards (individually an “Award,” and collectively, “Awards”). Stock Grants and Performance Awards may, as determined by the Committee, in its discretion, constitute Performance-Based Awards, as described in Section 9 below. Awards shall be evidenced by Award agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

The vesting restrictions above and any other restrictions placed on an Award, as determined by the Committee, shall not be waived by the Company, except in the case of the death, disability, or retirement of a Participant in receipt of Awards containing such restrictions, or in the event of a Change of Control as provided herein.

5.	Common Stock Available Under the Plan

a. Shares Available. The aggregate number of shares of Common Stock that may be subject to Awards, including shares of Common Stock underlying Stock Options, granted under this Plan shall be 3,000,000 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 10 below.

b. Maximum Limits. The maximum number of shares of Common Stock with respect to which Awards may be granted or measured to any participant during any fiscal year of the Company shall not exceed 1,500,000 shares, subject to adjustment in accordance with Section 10 below.

c. Shares Underlying Awards That Again Become Available. Any shares of Common Stock subject to a Stock Option, Stock Grant or Performance Award, which for any reason are cancelled, forfeited, or surrendered to the Company including, but not limited to, any shares of Stock subject to an Award that are retained by the Company, or previously owned shares of Stock surrendered to the Company, as payment of the exercise price or tax withholding obligations with respect to an Award, shall again be available for Awards under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Awards pursuant to Section 5.a above but shall not apply for purposes of determining the maximum number of shares of Common Stock subject to Awards that any individual participant may receive pursuant to Section 5.b above.

6.	Stock Options

a. In General. The Committee is authorized to grant Stock Options to non-employee directors, executive officers and other employees of, or consultants or advisors to, the Company or any of its Subsidiaries and shall, in its sole discretion, determine which of such individuals shall receive Stock Options and the number of shares of Common Stock underlying each Stock Option. Stock Options may be (i) incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Code, or (ii) Stock Options which do not qualify as Incentive Stock Options (“Non-Qualified Stock Options”). The Committee may grant to a participant in the Plan one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement. In addition, each Stock Option shall be subject to the following limitations set forth in this Section 6.

b. Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine on the date of grant; provided, however, subject to Section 6(e) below, that the per-share exercise price shall not be less than 100 percent of the Fair Market Value (as defined in Section 15 below) of Common Stock on the date the Stock Option is granted.

c. Payment of Exercise Price. Except for a Stock Option that is settled in the manner provided in Section 6(f) below, the Stock Option exercise price must be paid in cash. In the discretion of the Committee, a payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price with the requirement of the broker same day reconciliation or as otherwise determined by the Company. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan.

d. Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times as specified in the Plan and the Award agreement; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted.

e. Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are executive officers or other employees of the Company or any of its Subsidiaries on the date of grant. The aggregate market value (determined as of the time the Stock Option is granted) of Common Stock with respect to which Incentive Stock Options (under all option plans of the Company) are exercisable for the first time by a participant during any calendar year shall not exceed $100,000. For purposes of the preceding sentence, (i) Incentive Stock Options shall be taken into account in the order in which they are granted and (ii) Incentive Stock Options granted before 1995 shall not be taken into account. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10 percent of the total combined voting power of all outstanding classes of stock of the Company or any of its Subsidiaries, unless the exercise price is fixed at not less than 110 percent of the Fair Market Value of Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option. In addition, no Incentive Stock Option shall be issued to a participant in tandem with a Non-Qualified Stock Option.

f. Alternative Settlement of Option. If provided in an Award agreement, or upon the receipt of written notice of exercise, or as otherwise provided for by the Board or Committee, as the case may be, either at or after the time of grant of the Stock Option, the Board or the Committee, as the case may be, may elect to settle all or part of any Stock Option by paying to the optionee an amount, in cash or Stock (valued at Fair Market Value on the date of exercise), equal to the product of the excess of the Fair Market Value of one share of Stock, on the date of exercise over the Stock Option exercise price, multiplied by the number of shares of Stock with respect to which the optionee proposes to exercise the Option. Any such settlements which relate to Options which are held by optionee who are subject to Section 16(b) of the Exchange Act shall comply with any “window period” provisions of Rule 16b-3, to the extent applicable, and with such other conditions as the Board or Committee, as the case may be, may impose.

7.	Stock Grants

The Committee is authorized to grant Stock Grants to non-employee directors, executive officers and other employees of, or consultants or advisors to, the Company or any of its Subsidiaries and shall, in its sole discretion, determine which of such individuals shall receive Stock Grants and the number of shares of Common Stock underlying each Stock Grant. Each Stock Grant shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares, and, if provided in the Award agreement or the terms of the grant as determined by the Committee, the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment with, or services performed for, the Company or any of its Subsidiaries within specified periods. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to Common Stock covered by such Stock Grant and/or that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Award agreement shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Grant, all of the rights of a holder of shares of Common Stock, including the right to receive dividends, if any, and to vote the shares.

8.	Performance Awards

a. In General. The Committee is authorized to grant Performance Awards to executive officers and other employees of the Company or any of its Subsidiaries and shall, in its sole discretion, determine such executive officers and other employees who will receive Performance Awards and the number of shares of Common Stock that may be subject to each Performance Award. Each Performance

Award shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement. The Committee shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance or by reference to the Company’s performance relative to an objective index or indices.

b. Payout. Payment of earned Performance Awards may be made in shares of Common Stock or in cash and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. Subject to Section 21 below, if permitted by the Committee, the participant may elect to defer, or the Committee may require or permit the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

9.	Performance-Based Awards

a. In General. All Stock Options granted under the Plan, certain Stock Grants and Performance Awards granted under the Plan, and the compensation attributable to such Awards, are intended (but not required) to (i) qualify as Performance-Based Awards (as defined in the next sentence) or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Certain Awards granted under the Plan may be granted in a manner such that Awards qualify as “qualified performance-based compensation” (as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). Awards shall only qualify as Performance-Based Awards if at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder). No Performance-Based Awards may be granted after the first meeting of the stockholders of the Company held five (5) or more years after the date of approval of this Plan by the stockholders of the Company until the listed performance measures set forth in 9 d. below (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

b. Stock Options. Stock Options granted under the Plan with an exercise price at or above the Fair Market Value of Common Stock on the date of grant are intended to qualify as Performance-Based Awards.

c. Other Awards. Stock Awards and Performance Awards granted under the Plan are intended to qualify as Performance-Based Awards if, as determined by the Committee, in its discretion, either the granting or vesting of such Award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 9(d) below. With respect to such Awards intended to qualify as Performance-Based Awards:

(1) the Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(2) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(3) except as permitted under Section 10, after the establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

d. Performance Measures. The Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: sales; revenues; assets; costs; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return or stockholder value; sales of particular products or services; customer acquisition or retention; safety, health or environmental affairs performance; compliance; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A performance measure and any targets with respect thereto determined by the Committee or other administrator of the Plan need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee or other administrator may provide in the case of any Award intended to qualify for such exception that one or more of the performance criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criterion or criteria.

10.	Adjustment Provisions

If there shall be any change in Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option such that each such Stock Option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of Common Stock subject to such Stock Option had such Stock Option been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee shall adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price applicable to outstanding Awards, and the Fair Market Value of Common Stock and other value determinations applicable to outstanding Awards. To the extent consistent with the requirements for satisfying the requirements of Section 162(m) of the Code, if applicable, appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance targets and changes in the length of performance periods. In addition, other than with respect to Stock Options and other Awards intended to constitute Performance-Based Awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or any of its Subsidiaries or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, (i) any adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code.

11.	Change in Control

a. Accelerated Vesting. Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company (as defined in Section 11(b) below), all unvested Awards granted under the Plan shall become fully vested immediately upon the occurrence of the Change of Control and such vested Awards shall be paid out or settled, as applicable, within 60 days upon the occurrence of the Change of Control, subject to requirements of applicable laws and regulations.

b. Definition. For purposes of this Section 11 and subject to Section 21 hereof, (i) if there is an employment agreement or a change-in-control agreement between the participant and the Company or any of its Subsidiaries in effect, and the definitions of “change in control” in any such agreements are substantially the same as the definitions of “change in control” that appear in the employment agreements between the Company and its three executive officers that were in effect on June 1, 2009, then “Change in Control” shall have the same definition as the definition of “change in control” contained in such employment agreement or change-in-control agreement, or (ii) if “Change in Control” is not defined in such employment agreement or change-in-control agreement, or if there is no employment agreement or change-in-control agreement between the participant and the Company or any of its Subsidiaries in effect, a “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(1) any person or other entity (other than any of the Company’s Subsidiaries or any employee benefit plan sponsored by the Company or any of its Subsidiaries) including any person as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of either (a) more than 50 percent of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”) or (b) more than fifty percent of the Fair Market Value of the Voting Stock;

(2) any person or entity or group (other than a person or entity or group that is related to the Company) acquires assets from the Company that have a total gross fair market value equal or exceeding 50 percent of the total gross fair market value of all of the Company’s assets immediately prior to the date such acquisition of assets occurs (taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition of assets);

(3) any person or other entity (other than any of the Company’s Subsidiaries or any employee benefit plan sponsored by the Company or any of its Subsidiaries) including any person as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 50 percent or more of the Voting Stock, taking into account all such Voting Stock acquired by such person or entity during the 12-month period ending on the date of the most recent acquisition of such Voting Stock; or

(4) a change in the Company’s Board occurs during any 12-month period (the “Measurement Period”) with the result that the members of the Board at the commencement of the Measurement Period (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by a majority of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

c. Cashout. The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option outstanding hereunder shall terminate and such holder shall receive, within 60 days upon the occurrence of the Change of Control, with respect to each share of Common Stock subject to such Stock Option, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

12.	Termination of Employment

a. Subject to any written employment or other agreement between the participant and the Company or any of its Subsidiaries, if a participant’s employment is terminated due to death or disability:

(1) all unvested Stock Grants held by the participant on the date of the participant’s death or the date of the termination of his or her employment as the case may be, shall immediately become vested as of such date;

(2) all unexercisable Stock Options held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, shall immediately become exercisable as of such date and shall remain exercisable until the earlier of (i) the end of the one-year period following the date of the participant’s death or the date of the termination of his or her employment, as the case may be, or (ii) the date the Stock Option would otherwise expire;

(3) all exercisable Stock Options held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, shall remain exercisable until the earlier of (i) the end of the one-year period following the date of the participant’s death or the date of the termination of his or her employment, as the case may be, or (ii) the date the Stock Option would otherwise expire; and

(4) all unearned and/or unvested Performance Awards held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, with regard to which a minimum of one year of the performance period (as defined by the Committee) has elapsed, shall immediately become earned or vested as of such date and shall be paid out and/or settled in a single sum within 60 days following such termination based on the participant’s performance immediately prior to the date of the participant’s death or the date of the termination of his or her employment on a pro-rated basis.

b. Subject to (i) any written employment or other written agreement between the participant and the Company or any of its Subsidiaries or (ii) the discretion of the Committee to provide otherwise either on or after the date of grant of an Award, if a participant’s employment is terminated by the Company or any of its Subsidiaries, as the case may be, for Cause (as defined in Section 12(f) below), or if a participant voluntarily terminates the participant’s employment with the Company or any of its Subsidiaries, all Awards, whether or not vested, earned or exercisable, held by the participant on the date of the termination of his or her employment for Cause, or on the date of the participant’s voluntary termination of employment, shall immediately be forfeited by such participant as of such date.

c. Subject to any written agreement between the participant and the Company or any of its Subsidiaries, if a participant’s employment is terminated for any reason, including, without limitation, retirement, other than for Cause or other than due to death or disability:

(1) all unvested, unearned or unexercisable Awards held by the participant on the date of the termination of his or her employment shall immediately be forfeited by such participant as of such date; and

(2) all exercisable Stock Options held by the participant on the date of the termination of his or her employment shall remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination of the participant’s employment, or (ii) the date the Stock Option would otherwise expire.

d. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its discretion, provide that:

(1) any or all unvested Stock Grants held by the participant on the date of the termination of the participant’s employment shall immediately become vested as of such date;

(2) any or all unexercisable Stock Options held by the participant on the date of the participant’s death and/or the date of the termination of his or her employment shall immediately become exercisable as of such date and shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire, provided, however, that Incentive Stock Options shall remain exercisable not longer than the end of the 90-day period following the date of the termination of the participant’s employment;

(3) any or all exercisable Stock Options held by the participant on the date of the participant’s death and/or the date of the termination of his or her employment shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire, provided, however, that Incentive Stock Options shall remain exercisable not longer than the end of the 90-day period following the date of the termination of the participant’s employment; and/or

(4) a participant shall immediately become vested in all or a portion of any earned Performance Awards held by such participant on the date of the termination of the participant’s employment, and such vested Performance Awards (or portion thereof) and/or any unearned Performance Awards (or portion thereof) held by such participant on the date of the termination of his or her employment shall immediately become payable to such participant as if all performance goals had been met as of the date of the termination of his or her employment, provided, however, that no portion of a payment shall be made if such portion would not be deductible under Section 162 of the Code.

e. Notwithstanding anything contained in the Plan to the contrary, (i) the provisions contained in this Section 12 shall be applied to an Incentive Stock Option only if the application of such provision maintains the treatment of such Incentive Stock Option as an Incentive Stock Option and (ii) the exercise period of an Incentive Stock Option in the event of a termination due to disability provided in Section 12(a)(3) above shall only apply if the participant’s disability satisfies the requirement of “permanent and total disability” as defined in Section 22(e)(3) of the Code.

f. For purposes of this Section 12, (i) if there is an employment agreement between the participant and the Company or any of its Subsidiaries in effect, “Cause” shall have the same definition as the definition of “cause” contained in such employment agreement; or (ii) if “Cause” is not defined in such employment agreement or if there is no employment agreement between the participant and the Company or any of its Subsidiaries in effect, “Cause” shall include, but is not limited to:

(1) any willful and continuous neglect of or refusal to perform the employee’s duties or responsibilities with respect to the Company or any of its Subsidiaries, insubordination, dishonesty, gross neglect or willful malfeasance by the participant in the performance of such duties and responsibilities, or the willful taking of actions which materially impair the participant’s ability to perform such duties and responsibilities, or any serious violation of the rules or regulations of the Company;

(2) the violation of any local, state or federal criminal statute, including, without limitation, an act of dishonesty such as embezzlement, theft or larceny;

(3) intentional provision of services in competition with the Company or any of its Subsidiaries, or intentional disclosure to a competitor of the Company or any of its Subsidiaries of any confidential or proprietary information of the Company or any of its Subsidiaries; or

(4) any similar conduct, including, without limitation, disparagement of the Company or any of its Subsidiaries, by the participant with respect to which the Company determines in its discretion that the participant has terminated employment under circumstances such that the payment of any compensation attributable to any Award granted under the Plan would not be in the best interest of the Company or any of its Subsidiaries.

For purposes of this Section 12, the Committee shall have the authority to determine whether the “Cause” exists and whether subsequent actions on the part of the participant have cured the “Cause.”

13.	Transferability

Each Award granted under the Plan to a participant who is subject to restrictions on transferability and/or exercisability shall not be transferable otherwise than by will or the laws of descent and distribution and/or shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option theretofore granted to him or her shall be exercisable in accordance with Section 12 above and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an Award (other than an Incentive Stock Option) may permit the transferability of such Award by a participant solely to members of the participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the Award agreement.

14.	Other Provisions

Awards granted under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other participant) as the Committee determines on the date of grant to be appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options to assist the participant, excluding an executive officer or a director, in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of the Award, for the acceleration of exercisability or vesting of Awards in the event of the Change in Control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment, in addition to those specifically provided for under the Plan. In addition, except as otherwise provided herein (including, without limitation Section 21 hereof), a participant may defer receipt or payment of any Award granted under this Plan, in accord with the terms of any deferred compensation plan or arrangement of the Company. The Committee shall have the authority to retract any Award granted under the Plan in case of a material restatement of the financial statements of the Company or if it is otherwise determined by the Committee that the previously granted Award was not earned by the participant.

No shares of Stock shall be issued, delivered or transferred upon exercise or in payment of any Award granted hereunder unless and until all legal requirements applicable to the issuance, delivery or transfer of such shares have been complied with to the satisfaction of the Committee, and the Company, including, without limitation, compliance with the provisions of the Securities Act of 1933, the Exchange Act and the applicable requirements of the exchanges or trading markets on which the Company’s Stock may, at the time, be listed. The Committee and the Company shall have the right to condition any issuance of shares of Stock made to any participant hereunder on such participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares as the Committee and/or the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

15.	Fair Market Value

For purposes of this Plan and any Awards granted hereunder, Fair Market Value shall be (i) the closing price of Common Stock on the date of grant in the case of a Stock Option or date of reference for any other Award (or on the last preceding trading date if Common Stock was not traded on such date) if Common Stock is readily tradeable on a national securities exchange or other market system or (ii) if Common Stock is not readily tradeable, the amount determined in good faith by the Committee as the fair market value of Common Stock.

16.	Withholding

All payments or distributions of Awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local or foreign tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan or a participant, it may require the participant receiving such Common Stock to remit to it or to the Subsidiary that employs such participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the Subsidiary employing the participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or the Subsidiary, as the case may be, to the participant receiving Common Stock, as the Committee shall prescribe. The Committee may, in its discretion, and subject to such rules as the Committee may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit a participant to pay all or a portion of the federal, state and local of foreign withholding taxes arising in connection with any Award consisting of shares of Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

17.	Tenure

A participant’s right, if any, to continue to serve the Company or any of its Subsidiaries as a non-employee director, executive officer, other employee, consultant or advisor or otherwise shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

18.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

19.	No Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

20.	Duration, Amendment and Termination

No Award shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant under this Plan or under any other present or future plan of the Company, Awards may be granted to such participant in substitution and exchange for, and in cancellation of, any Awards previously granted to such participant under this Plan, or any other present or future plan of the Company; provided, however, that no such substitution shall result in the reduction of the exercise price of a previously granted Stock Option or other Award without stockholder approval. Notwithstanding the foregoing, no stockholder approval shall be required to reduce the exercise price of a previously granted Stock Option or other Award as a result of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock, and such adjustment is made in order to prevent dilution or enlargement of rights of the holder of the Stock Option or other Award as provided in Section 10 hereof. The Board or the Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no action authorized by this Section 20 shall reduce the amount of any existing Award or change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (i) increase the total number of shares which may be issued under the Plan or the maximum number of shares with respect to Stock Options and other Awards that may be granted to any individual under the Plan; (ii) modify the requirements as to eligibility for Awards under the Plan; or (iii) effect the repricing of Stock Options; provided, however, that no amendment may be made without approval of the stockholders of the Company if the amendment will disqualify any Incentive Stock Options granted hereunder.

21.	Compliance with Section 409A of the Code

Notwithstanding anything to the contrary set forth herein, any Award granted under this Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Award shall comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board. For example, any deferrals of payments to any participant (whether requested by the participant of otherwise required by the Committee) with respect to Awards under this Plan shall not be allowed except to the extent that such deferrals would not cause the payments to fail to satisfy the requirements for nonqualified deferred compensation plans described in Section 409A of the Code.

22.	Governing Law.

This Plan, Awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the state of incorporation of the Company (regardless of the law that might otherwise govern under applicable principles of conflict of laws of the laws of the state of incorporation of the Company).

23.	Severability

In case any provision of this Plan shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

24.	Effective Date

a. The Plan shall be effective as of the date on which the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company (the “Effective Date”) and such approval of stockholders shall be a condition to the right of each participant to receive Awards hereunder.

b. This Plan shall terminate on the 10th anniversary of the Effective Date (unless sooner terminated by the Board).

ICONIX BRAND GROUP, INC.

1450 BROADWAY

NEW YORK, NEW YORK 10018

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 13, 2009.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints NEIL COLE and WARREN CLAMEN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) on Thursday, August 13, 2009, at the offices of the Company, 1450 Broadway, New York, NY 10018 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

(Continued and to be dated and signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES IN PROPOSAL 1 AND THE OTHER PROPOSALS LISTED BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, and 3. YOU CAN VIEW OR PRINT A COPY OF OUR ANNUAL MEETING MATERIALS AT www.Iconixbrand.com/proxymaterials.html.

						Please mark your votes like this	☒

					FOR	AGAINST	ABSTAIN

1. FOR all nominees listed below (except as indicated to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	2. To approve the adoption of the Company’s 2009 Equity Incentive Plan	☐	☐	☐

Neil Cole, Barry Emanuel, Steven Mendelow, Drew Cohen, F. Peter Cuneo, Mark Friedman and James A. Marcum

					FOR	AGAINST	ABSTAIN

				3. Ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2009	☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)
4. In their discretion, the Proxies are
				authorized to vote upon such other business as may properly come before the meeting	COMPANY ID: PROXY NUMBER:
ACCOUNT NUMBER:

Signature Signature, if held jointly Dated , 2009

Please sign exactly as name appears hereon When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.